Exhibit 4.10

Dated 26 January 2026

SNOW WHITE INVESTMENTS LIMITED	(1)

INTERNATIONAL MARITIME HOLDINGS A.G.	(2)

CODRUS CAPITAL A.G.	(3)

THE INDIVIDUAL INVESTORS	(4)

COSTAMARE INC.	(5)

and

NEPTUNE MARITIME LEASING LIMITED	(6)

SECOND AMENDED AND RESTATED
SUBSCRIPTION AND SHAREHOLDERS’
AGREEMENT RELATING TO NEPTUNE MARITIME
LEASING LIMITED

Contents

Clause		Page

1	Definitions and interpretation	2
2	Structure and initial and future subscriptions	11
3	Completion	11
4	Warranties	12
5	Business of the Company and Business Planning	14
6	Calls and the Preferred Shareholders’ commitment to make Capital Contributions	14
7	Key Person changes	19
8	The Board	19
9	Ordinary Shareholders’ meetings	22
10	Matters requiring relevant Shareholders’ Consent	22
11	Deadlock provisions	23
12	Pre-emption on allotment or issue of New Voting Securities	25
13	Rights attaching to the Shares	25
14	Distributions	25
15	Dealings with and transfers of Shares	25
16	Exit Transactions and duration	26
17	Compulsory transfer	27
18	Rights to information and confidentiality	28
19	Parties bound	30
20	Assignability and amendments	31
21	Not a partnership	31
22	This Agreement to prevail over the Articles	31
23	Entire Agreement	31
24	Further assurance	31
25	Announcements	32
26	Releases, waivers and remedies	32
27	Severability	32
28	Counterparts	32
29	Termination	32
30	Injunctions and specific performance	33
31	Costs	33
32	Rights of third parties	33
33	Notices	33
34	Governing law	35
35	Jurisdiction	35
36	Service of process	35
37	Data Protection	36

Agreed Form Documents:

Annual Budget

Articles

Business Plan

THIS AGREEMENT is dated 26 January 2026 and is made between:

(1)
SNOW WHITE INVESTMENTS LIMITED, a company incorporated under the laws of Jersey with registration number 133542 whose registered office is at 44 Esplanade, St Helier, Jersey JE1 3FG (the Initial Sponsor);

(2)
INTERNATIONAL MARITIME HOLDINGS A.G., a company incorporated under the laws of Switzerland with registration number CHE-456.471.543 whose registered office is at Bahnhofstrasse 7, 6300 Zug, Switzerland (the KP Investor);

(3)
CODRUS CAPITAL A.G., a company incorporated under the laws of Switzerland with registration number CHE-443.740.768 whose registered office is at Bahnhofstrasse 7, 6300 Zug, Switzerland (the Other KP Investor);

(4)	STEPHEN ASPLIN of Apollolaan 24, 1077BA Amsterdam, Netherlands (SA);

(5)	KONSTANTINOS KARAMANIS of Markou Botsari 30, 15237 Filothei, Greece (KK and together with SA the Individual Investors);

(6)
COSTAMARE INC., a corporation incorporated under the laws of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands (the New Investor); and

(7)
NEPTUNE MARITIME LEASING LIMITED, a company incorporated under the laws of Jersey with registration number 134316 whose registered office is at Whiteley Chambers, Don Street, St Helier, Jersey JE2 4TR (the Company).

WHEREAS:

(A)
The Company was incorporated on 12 March 2021 and has been established as a Jersey Private Fund and a Professional Investor Regulated Scheme, for the purposes of establishing a joint venture between the Initial Sponsor, the KP Investor and other investors for the acquisition and ownership of vessels through wholly-owned subsidiaries and the leasing of such vessels.

(B)	Pursuant to the terms and conditions of a Subscription and Shareholders Agreement taking effect on 1 April 2021 (the Original SSA):

(a)	the KP Investor was issued A Shares;

(b)	the Initial Sponsor was issued B Shares and agreed to provide up to US$30,000,000 of further funding to the Company by subscribing for Preferred Shares; and

(c)	each of the Other KP Investor and the Individual Investors agreed to provide up to US$1,000,000 (US$3,000,000 in aggregate) of further funding to the Company by subscribing for Preferred Shares.

(C)	On 14 March 2023, the Original SSA was amended and restated (the Amended and Restated SSA) pursuant to which:

(a)
the New Investor agreed to provide up to US$200,000,000 of further funding to the Company by subscribing for Preferred Shares and was subsequently issued the Special C Share and C Shares on and subject to the terms and conditions of the Amended and Restated SSA; and

(b)
the Initial Sponsor agreed to provide up to US$20,000,000 of further funding to the Company (in addition to the US$30,000,000 already committed) by subscribing for Preferred Shares on and subject to the terms and conditions of this Agreement, thereby increasing its aggregate Commitment to US$50,000,000.

(D)	US$233,300,000 has been Called and subscribed for the issue of Preferred Shares under the Original SSA (as amended and restated by the Amended and Restated SSA) as at the date of this Agreement.

(E)
The New Investor has agreed to provide up to US$47,808,764.94 of further funding to the Company (in addition to the US$200,000,000 already Committed) by subscribing for Preferred Shares on and subject to the terms and conditions of this Agreement, thereby increasing its aggregate Commitment to US$247,808,764.94.

(F)
The Initial Sponsor has agreed to provide up to US$11,952,191.24 of further funding to the Company (in addition to the US$50,000,000 already Committed) by subscribing for Preferred Shares on and subject to the terms and conditions of this Agreement, thereby increasing its aggregate Commitment to US$61,952,191.24.

(G)
The Other KP Investor has agreed to provide up to US$239,043.82 of further funding to the Company (in addition to the US$1,000,000 already Committed) by subscribing for Preferred Shares on and subject to the terms and conditions of this Agreement, thereby increasing its aggregate Commitment to US$1,239,043.82. The Individual Investors will not provide any further funding to the Company in addition to the US$1,000,000 already Committed by each of them.

(H)	Accordingly, with effect from the date of this Agreement, the total Commitments will be US$313,000,000 of which US$233,300,000 has already been Called.

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement (including its Recital and the Schedules hereto), unless the context otherwise requires, the following words and expressions shall have the following meanings:

A Director means a director of the Company appointed by the A Shareholder

A Shareholder means the KP Investor or any subsequent legal and beneficial owner for the time being of the A Shares who has become such owner in accordance with this Agreement

A Shareholder Consent means consent in writing given by the A Shareholder

A Shares means the A ordinary shares of nil par value in the capital of the Company having the rights attached thereto specified in the Articles

Affiliate in relation to any person means a person Controlled by, Controlling or under common Control with that person

Annual Budget means the annual budget of the Company in the agreed form, as amended or revised from time to time in accordance with clause 5

Approved Investment means a transaction to be entered into by the Company or any other JV Group Company which is approved by the Board in accordance with this Agreement, involving the Business and any expenditure connected with the Business

Articles means the articles of association of the Company as amended from time to time

B Director means a director of the Company appointed by the B Shareholder

B Shareholder means the Initial Sponsor or any subsequent legal and beneficial owner for the time being of the B Shares who has become such owner in accordance with this Agreement

B Shareholder Consent means consent in writing given by the B Shareholder

B Shares means the B ordinary shares of nil par value in the capital of the Company having the rights attached thereto specified in the Articles

Bank Financing means any outstanding borrowing by the Company or any other JV Group Company from any bank or other lending institution

Blocking Shareholder has the meaning given in clause 11.1 provided that if such Shareholder is the A Shareholder, both the A Shareholder and the Other KP Investor shall be deemed to be the Blocking Shareholder

Board means the board of directors of the Company for the time being or any duly authorised committee thereof for the time being

Business means the acquisition of any Mainstream Sector Vessel from a ship-owner and then simultaneously bareboat chartering the Mainstream Sector Vessel back to such ship-owner or other third party owner or operator of vessels

Business Day means a day (other than Saturdays and Sundays) on which banks in Nicosia (Cyprus), Jersey, London and Zurich are open for the transaction of normal business

Business Plan means the business plan of the Company in the agreed form, as amended or revised from time to time in accordance with clause 5

C Director means a director of the Company appointed by the C Shareholder

C Shareholder means the New Investor or any subsequent legal and beneficial owner for the time being of the C Shares who has become such owner in accordance with this Agreement

C Shareholder Consent means consent in writing given by the C Shareholder

C Shares means the C ordinary shares of nil par value in the capital of the Company having the rights attached thereto specified in the Articles

Call means a call by the Company for a Preferred Shareholder to make a Capital Contribution to the Company in accordance with clause 6 and Called shall be contstrued accordingly

Call Notice has the meaning given in clause 6.6

Capital Contribution means the amount subscribed for Preferred Shares pursuant to a Call

Capital Contribution Date has the meaning given in clause 6.6

Change of Control means, in relation to a Shareholder:

(a)	a person acquires Control of that Shareholder where no person previously has such Control; or

(b)	the Controller of that Shareholder ceases to have Control of that Shareholder; or

(c)	a person acquires Control of the Controller of that Shareholder; or

(d)	a person who is not under the Control of the Controller of that Shareholder acquires Control of that Shareholder,

provided always that there shall be no Change of Control if:

(i)
it arises as a result of a share exchange or other matter and the person acquiring Control is a body corporate with the same shareholders (both in identity and holdings) as the Controller immediately prior to such exchange or other matter; or

(ii)
in relation to circumstances which, but for this proviso, would amount to a Change of Control of the New Investor, Konstantakopoulos Family Members (individually or together) continue to have the right directly or indirectly to appoint the directors of the New Investor which are together entitled to exercise a majority of the voting rights exercisable at a board meeting of the New Investor; and

(iii)
in relation to circumstances which, but for this proviso, would amount to a Change of Control of the Initial Sponsor, Latsis Family Members (individually or together) continue to Control the Initial Sponsor;

Class A Reserved Matters means the matters set out in Part 1 of Schedule 1

Class B Reserved Matters means the matters set out in Part 2 of Schedule 1

Class C Reserved Matters means the matters set out in Part 3 of Schedule 1

Commitment means, in respect of a Preferred Shareholder, the maximum amount in total it has agreed to subscribe for Preferred Shares in accordance with this Agreement, being in respect of:

(a)	the Initial Sponsor, US$61,952,191.24;

(b)	the New Investor, US$247,808,764.94;

(c)	the Other KP Investor US$1,239,043.82;

(d)	SA, US$1,000,000; and

(e)	KK, US$1,000,000,

and Commitments means together all or any of them

Commitment Period, in respect of a Preferred Shareholder, has the meaning given in clause 6.4

Companies Law means the Companies (Jersey) Law 1991 as amended from time to time

Company Bank Account means the Company’s account at Berenberg Bank and Barclays Bank, details of which will be notified to all parties, or such other account as the Company notifies to the Shareholders

Completion means completion under the Amended and Restated SSA

Completion Date means the date on which Completion occurred

Compulsory Transfer Notice has the meaning given in clause 17.2

Confirmation Notice has the meaning given in clause 6.10

Control in relation to a body corporate or a partnership means the ability of a person to ensure that the activities and businesses of that body corporate or partnership are conducted in accordance with the wishes of that person, and a person shall be deemed to have Control:

(a)
of a body corporate if that person possesses the majority of the issued share capital or the voting rights in that body corporate or the right to appoint or remove directors of that body corporate holding a majority of the voting rights at meetings of the board of directors (or equivalent management organ) on all, or substantially all, matters;

(b)
of a partnership if that person has the right to a share of more than one-half of the assets, or of more than one half of the income, of that partnership in circumstances where it can reasonably be expected that such person directs the affairs of that partnership

Controller means, in relation to a Shareholder, the person which is not itself subject to Control but which has Control of that Shareholder, either directly or through a chain of persons each of whom has Control over the next person in the chain

Conversion Date has the meaning given in the Articles

Conversion Ratio has the meaning given in the Articles

Deadlock Shares has the meaning given in clause 11.4

Deadlock Transfer Notice has the meaning given in clause 11.3

Deed of Adherence means a deed of adherence to this Agreement in or substantially in the form set out in Schedule 3

Default Date has the meaning given in clause 6.11

Default Interest Rate means 20% (twenty per cent) per annum, calculated on a daily basis and compounded quarterly for the period commencing on a day immediately following the Default Date and ending on the date when the amount of the Defaulted Contribution was paid to the Company or to the Non-Defaulting Shareholders in accordance with clause 6

Defaulted Contribution has the meaning given in clause 6.11

Defaulting Party means a Shareholder in relation to which an Event of Default has occurred and if such Shareholder is the KP Investor or the Other KP Investor, both the KP Investor and the Other KP Investor shall be the Defaulting Party

Defaulting Shareholder has the meaning given in clause 6.11

Escrow Account means the Company Bank Account or such other bank account as shall be notified in writing to the Preferred Shareholders by the Company as being the Escrow Account by or on behalf of the Company prior to a Call

Escrow Shares has the meaning given in clause 6.13(a)(i)

Event of Default in relation to:

(a)	any Shareholder, means any Material Breach by that Shareholder;

(b)	the KP Investor or the Other KP Investor, additionally means:

(i)	it and/or its holding company and/or the Key Person is subject to an Insolvency Event; or

(i)	there is a Change of Control of the KP Investor or, as the case may be, the Other KP Investor;

(b)	the Initial Sponsor additionally means there is a Change of Control of the Initial Sponsor;

(c)	the New Investor additionally means there is a Change of Control of the New Investor; and

(d)
any Preferred Shareholder, additionally means a breach by that Preferred Shareholder of its obligation to make a Capital Contribution when a Call is made in accordance with clause 6, if such breach continues unremedied for thirty (30) days after notice thereof has been given by or on behalf of the relevant party to the said Preferred Shareholder requiring the same to be remedied

Event Shares means all of the Shares held by a Defaulting Party

Exercising Non-Defaulting Party has the meaning given to it in clause 17.2

Existing Konstantakopoulos Family Member means those individuals disclosed in writing on or around the date of this Agreement by the New Investor to the Company (with a copy to the Initial Sponsor) as Holding Benefically interests in the New Investor

Existing Latsis Family Member means those individuals disclosed in writing on or around the date of this Agreement by the Initial Sponsor to the New Investor as Holding Benefically interests in the Initial Sponsor

Exit Transaction means any of the following transactions:

(a)	an IPO;

(b)	any tender offer, merger, consolidation or other corporate reorganisation involving the Company that results in any third party acquiring Control of the Company; and

(c)
the sale or other disposition of all or substantially all of the property and assets of the Company to any third party purchaser and the distribution of the proceeds to the Shareholders in accordance with the rights attaching to their Shares

Extended Capital Contribution Date has the meaning given in clause 6.11

Fair Market Value means the best price which might reasonably be expected to be obtained upon a sale of all of the relevant class or classes of Shares for cash consideration on the basis of an arms’ length transaction between a willing buyer and a willing seller as at the relevant date which amount shall be determined by agreement between the relevant parties or in default of such agreement to be determined in accordance with Schedule 4

Financial Year means a financial period of the Company beginning on 1 January and ending on the earlier of (a) 31 December in that year and (b) the earlier dissolution or winding up of the Company

Funding Non-Defaulting Shareholders has the meaning given in clause 6.13(a)

GAAP means generally accepted accounting principles in the United States of America

Group means, in relation to any undertaking, that undertaking and any undertaking which is a holding company or subsidiary of that undertaking and any subsidiary of any such holding company, provided always that references to a Shareholder’s Group shall exclude each JV Group Company

Holding Beneficially means, in respect of an individual in relation to an entity, that such individual (i) has direct or indirect beneficial interests in the relevant entity and/or (ii) is a beneficiary under a trust or foundation where such foundation or trust holds an ownership interest in the relevant entity or the relevant entity’s direct or indirect holding company or holding companies

Independent Director has the meaning given in clause 8.7

Initial Shareholders means the Initial Sponsor, the New Investor, the KP Investor, the Other KP Investor and the Individual Investors

Insolvency Event means, in relation to any person:

(a)	such person becomes insolvent or unable to pay its debts as they fall due or is adjudicated bankrupt; or

(b)
such person is dissolved or enters into liquidation, administration, moratorium, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganisation or dissolution in any jurisdiction; or any step is taken by any person with a view to any of those things other than a members’ voluntary liquidation solely for the purpose of a solvent amalgamation or reconstruction; or

(c)
such person ceases to carry on business, stops payment of its debts or any class of them, or enters into any compromise or arrangement in respect of its debts or any class of them, or any step is taken to do any of those things; or

(d)	all or substantially all of the assets of such person is subject to attachment, sequestration, execution or similar process and that process is not terminated or discharged within 14 days

Investment Term means the period commencing on 1 April 2021 and ending on the eighth anniversary thereof as may be extended in accordance with clause 16.5

IPO means the admission of all or any of the Shares or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) on the NASDAQ Stock Market, the New York Stock Exchange or the Official List of the United Kingdom Listing Authority or the AIM Market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the UK Financial Services and Markets Act 2000)

IRR means an annualized internal rate of return, as determined pursuant to Schedule 2

Jersey Private Fund has the meaning given to it in the JPF Guide

JFSC means the Jersey Financial Services Commission or its successor body in Jersey

JPF Guide means the Jersey Private Fund Guide issued by the JFSC

JV Group Company means a member of the JV Group

JV Group shall mean the Company and its Subsidiaries from time to time

Key Person means Charalampos (Harris) Antoniou and any person who replaces him (or any replacement of that person) in his role in relation to the provision by the Manager of the Management Services in accordance with the terms of this Agreement

Key Person Side Letter means the amended and restated letter dated       March 2023 from the Key Person to the Initial Sponsor as further amended from time to time

Konstantakopoulos Family Members means the Existing Konstantakopoulos Family Members and the New Konstantakopoulos Family Members and Konstantakopoulos Family Member means any of them

Latsis Family Members means the Existing Latsis Family Members and the New Latsis Family Members and Latsis Family Member means any of them

Losses means all claims, liabilities, damages, losses, costs and expenses

Mainstream Sector Vessels means tankers, bulk carriers, gas carriers, containerships, off-shore vessels and car and truck carriers

Management Services means services of the nature to be provided under the Management Services Agreement

Management Services Agreement means the Management Services Agreement entered into on 1 April 2021 between the Company and the Manager as amended and restated from time to time

Manager means Neptune Global Financing Limited a company incorporated under the laws of Jersey with registration number 134317 whose registered office is at Whiteley Chambers, Don Street, St Helier, Jersey JE2 4TR

Material Breach means, in respect of any Shareholder, a breach or default by that Shareholder, or a breach by the Company caused by that Shareholder where no other Shareholder is also causing such breach by the Company, of any of the following clauses:

(a)	clause 6.15;

(b)	clause 6.16;

(c)	clause 8.5;

(d)	clause 10.1(c);

(e)	clause 12 (Pre-emption on allotment or issue of New Voting Securities);

(e)	clause 15 (Dealings with and transfers of Shares); and

(f)	clause 16.6,

if such breach or default is incapable of remedy or, if capable of remedy, where such breach or default continues unremedied for thirty (30) days after notice thereof has been given by or on behalf the relevant party to the said Shareholder requiring the same to be remedied

Net Present Value means, in relation a JV Group Company, the contracted revenues less the expenses incurred in relation to such contracted revenues (such net figure discounted at a rate to be determined by the Valuer in accordance with Schedule 4), in each case, of that JV Group Company

New Konstantakopoulos Family Members means an individual or individuals who is or are the direct or indirect lineal descendants or spouse of an Existing Konstantakopoulos Family Member and who is or are Holding Beneficially interests in the New Investor

New Latsis Family Members means an individual or individuals who is or are the direct or indirect lineal descendants of an Existing Latsis Family Member and who is or are Holding Beneficially interests in the Initial Sponsor

New Voting Securities means Ordinary Shares, Preferred Shares or any other class of voting shares, options, convertible loan notes, equity warrants or other securities convertible into, or carrying rights to subscribe for, Ordinary Shares or any other class of voting shares, in each case proposed to be issued by the Company after the Completion Date

Non-Defaulting Party has the meaning given in clause 17.2

Non-Defaulting Shareholders has the meaning given in clause 6.11

Notice has the meaning given in clause 33.1

Notified Address has the meaning given in clause 33.4

Order means the Financial Services (Investment Business (Restricted Investment Business – Exemption)) (Jersey) Order 2001

Ordinary Shareholders means the holder of A Shares, the holder of B Shares and the holder of C Shares and Ordinary Shareholder means any of them

Ordinary Shares means the A Shares, the B Shares and/or the C Shares as the context may require and Ordinary Share means any of them

Permitted Method has the meaning given in clause 33.2

Preferred Dividend has the meaning given to that term in the Articles

Preferred Shareholder Commitment Proportion means, in respect of each Preferred Shareholder at a particular time, the percentage that such  Preferred Shareholder’s Undrawn Commitment represents to the total amount of all Undrawn Commitments at that time

Preferred Shareholder Consent means consent in writing given by Preferred Shareholders holding together at least 75% (seventy five per cent) of all of the outstanding Preferred Shares

Preferred Shareholders means the holders of Preferred Shares for the time being but for the purposes of the provisions relating to Calls shall include the New Investor even if no Preferred Shares have been issued to the New Investor at that time

Preferred Shareholders Reserved Matters means matters set out in Schedule 2

Preferred Shares means the convertible preferred shares in the capital of the Company, having the rights set out in the Articles

Professional Investor Regulated Scheme has the meaning set out in the Order

Realised Capital has the meaning given to that term in the Articles

Remedy Period has the meaning given in clause 6.13(a)(i)

Resolution Notice has the meaning given in clause 11.1

Shares means any shares in the capital of the Company including the Ordinary Shares, the Preferred Shares and the Special C Share and Share means each one of them

Shareholders means the holders of Shares for the time being and a Shareholder means any of them

Special C Share means the redeemable special C share of nil par value having the rights set out in the Articles

Subscription Price means US$1,000 per Preferred Share

Subsidiary means any direct or indirect subsidiary of the Company as defined in Article 2 of the Companies Law

Tax or Taxation means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise (including any related interest, penalty, fine or surcharge), in each case of Jersey or elsewhere in the world, whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person

Tax Authority means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax

Transfer Completion Conditions means any anti-trust and/or regulatory approvals or consent required by law or from any national or supranational regulatory, government or competition authority or any provider of Bank Financing, and satisfaction of any conditions in relation to such approvals or consent as is necessary in the case of a transfer of Shares by a Shareholder to:

(a)	a member of its Group as permitted by clause 15.3;

(b)	the other Shareholders in accordance with clauses 11 or 17; or

(c)	any prospective transferee of the relevant Shares

Transfer Price means either:

(a)	the value of the relevant Event Shares as agreed by the Defaulting Party and the Non-Defaulting Party in accordance with clause 17.4; or

(b)
if the Defaulting Party and the Non-Defaulting Party fail to agree the value of the relevant Event Shares in accordance with clause 17.4, in the case of a Compulsory Transfer Notice served in respect of:

(i)	an Insolvency Event, one hundred per cent (100%) of the Fair Market Value attributable to such Event Shares; and

(ii)	an Event of Default other than an Insolvency Event, eighty per cent (80%) of the Fair Market Value attributable to such Event Shares

Undrawn Commitment at any time and in respect of any Preferred Shareholder means the amount of its Commitment which has not at that time been subscribed for Preferred Shares pursuant to a Call plus, during the Investment Term, the amount of any Realised Capital returned to that Preferred Shareholder

United Kingdom means the United Kingdom of Great Britain and Northern Ireland

US dollars and US$ means United States dollars or the lawful currency of the United States of America from time to time

Valuer has the meaning given in Schedule 4

1.2	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

1.3	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

1.4	Reference to a party or parties is to a party or parties to this Agreement.

1.5
References to documents in the agreed form are to documents in terms agreed on behalf of the parties to this Agreement and initialled on behalf of each such party for the purposes of identification only.

1.6
References to any English statute or other legislation or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.7	References to those of the parties that are individuals include their respective legal personal representatives.

1.8	References to writing or written includes any non-transitory form of visible reproduction of words.

1.9
References to the word include or including (or any similar term) are not to be construed as implying any limitation and general words introduced by the word other (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

1.10
Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

1.11
This Agreement amends and restates in its entirety the Amended and Restated SSA with effect from the date of this Agreement.  The Amended and Restated SSA as amended and restated by this Agreement will continue in full force and effect.

2	Structure and initial and future subscriptions

2.1	As at the date of this Agreement the Shareholders and their respective Commitments, holdings of Shares and Undrawn Commitments are as follows:

Shareholder	Commitment (US$)	Number of A Shares	Number of B Shares	Number of C Shares	Number of Preferred Shares	Undrawn Commitment (US$)
The KP Investor	-	23,330	-	-	-	-
The Other KP Investor	1,239,043.82	-	-	-	997.97	241,072.12
SA	1,000,000	-	-	-	997.97	2,028.30
KK	1,000,000	-	-	-	997.97	2,028.30
The Initial Sponsor	61,952,191.24	-	12,226.03	-	48,154.33	13,797,861.64
The New Investor	247,808,764.94	-	-	22,768.97	182,151.76	65,657,009.74
Total	313,000,000	23,330	12,226.03	22,768.97	233,300	79,700,000.10

2.2	At Completion, the Company issued one (1) Special C Share to the New Investor and the New Investor subscribed for one (1) Special C Share for a subscription price of US$1.

2.3
During the Commitment Period, the Initial Sponsor, the Other KP Investor, the Individual Investors and the New Investor agree to subscribe from time to time in accordance with the provisions of clause 6 for up to such number of Preferred Shares at the subscription price of US$1,000 per Preferred Share as amounts to its Undrawn Commitment.

2.4
The Shareholders agree to vote in favour of any resolutions necessary to issue the Ordinary Shares and Preferred Shares on the basis set out in this clause 2 and clause 6 and each Shareholder hereby irrevocably waives (or confirms that it has procured the waiver of) all and any pre-emption rights it or its nominee may have pursuant to the Articles, this Agreement or otherwise so as to enable the issue of the Ordinary Shares and Preferred Shares contemplated by this clause 2 and clause 6 to proceed free of any such pre-emption rights.

3	Completion

3.1	At Completion, the following events occured:

(a)
the KP Investor procured that the Company adopted the Articles, the share capital of the Company was reclassified to A Shares, B Shares, C Shares, Special C Share and Preferred Shares each having the rights ascribed thereto in the Articles;

(b)
the New Investor paid the sum of US$1 (one dollar) by electronic funds transfer to the Company Bank Account and payment made in accordance with this clause 3.1(b) constituted good discharge for the New Investor of its obligations under this clause 3.1(b);

(c)	a meeting of the Board was held at which the Company:

(i)	issued the Special C Share to the New Investor and entered its name in the register of members in respect thereof;

(ii)	executed and delivered to the New Investor a certificate for the Special C Share;

(iii)	re-designated James Bryant and Alan Dunphy as C Directors; and

(iv)	passed any such other resolutions as were required to carry out the obligations of the Company under the Amended and Restated SSA; d

(d)
the KP Investor and the Initial Sponsor each delivered to the New Investor a duly signed counterpart of the termination agreement in respect of the side letter dated 4 October 2021 in the agreed form; and

(e)
the New Investor consented to its name being entered in the register of members of the Company in respect of the Special C Share and agreed that it would take such Special C Share with the benefit of the rights and subject to the restrictions set out in the Articles and this Agreement.

4	Warranties

4.1	Each party hereby warrants to each of the other parties that:

(a)	it has the power and authority required to enter into this Agreement and perform fully its obligations under this Agreement in accordance with its terms;

(b)	this Agreement is legal, valid and binding on it and is enforceable in accordance with its terms;

(c)
to the extent applicable, the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been duly authorised by all the necessary corporate actions on the part of such party; and

(d)	neither the entry into this Agreement nor the implementation of the transactions contemplated by it, or, as the case may be in respect of sub-paragraphs (ii) and (iii) below, him, will result in:

(i)	a violation or breach of any provision of its statutes, bye-laws or other constitutional documents;

(ii)	a breach of, or give rise to a default under, any contract or other agreement to which it, or, as the case may be, he, is a party or by which it or, as the case may be, he is bound; or

(iii)
a violation or breach of any applicable laws or regulations or of any order, decree or judgment of any court, governmental agency or regulatory authority applicable to it, or, as the case may be, him or any of its or, as the case may be, his assets, and in case of breach of any such warranty, the warranting party agrees to pay to each other party on demand an amount equal to all Losses suffered or incurred by such other party which arise directly or indirectly as a result of or in connection with any such breach.

4.2
The KP Investor, the Other KP Investor, each Individual Investor, the Initial Sponsor and the New Investor each warrant to the other Shareholders in respect of itself or, as the case may be, himself, only that it is the sole legal and beneficial owner of the Shares shown in the table in clause 2.1.

4.3	The Company warrants to the other parties that:

(a)	the Company complies with the requirements of the Order and the JPF Guide; and

(b)	the total number of Shareholders in the Company shall not exceed 50 at any one time whilst the Company is a Jersey Private Fund.

4.4	Each Shareholder warrants to the Company that it, or, as the case may be, he has received and understands and accepts the investment warnings and the disclosure statement set out below:

(a)	Investment Warning – Professional Investor Regulated Scheme

The Company has been established in Jersey as a Professional Investor Regulated Scheme as such term is defined in the Order. An investment in the Company is only suitable for sophisticated investors who understand the risks involved in acquiring such an investment and neither the Company nor the activities of any functionary with regard to it are subject to all of the provisions of the Financial Services (Jersey) Law 1998.

(b)	Investment Warning – JPF Guide

The Company has been established in Jersey as a Jersey Private Fund (JPF). It is only suitable for those who fall within the definition of “professional investor” or “eligible investor” as such terms are defined in the JPF Guide.  Requirements which may be deemed necessary for the protection of retail or non-professional/eligible investors, do not apply to the Company.  Each of the Shareholders expressly agrees in respect of itself/himself that they fall within the definition of a “professional investor” or an “eligible investor” and accept the reduced regulatory requirements on the Company accordingly.

If any Shareholder acquires an interest in the Company, directly or indirectly, for or on behalf of a retail investor, the JFSC expects them to be satisfied that the investment is suitable for the relevant underlying retail investor and that the relevant underlying retail investor is able to bear the economic consequences of investment in the Company, including the possibility of the loss of the entire investment made on behalf of such retail investor.

Each Shareholder is wholly responsible for ensuring that all aspects of the Company are acceptable to it/him. Investment in a JPF may involve special risks that could lead to a loss of all or a substantial portion of such investment. Unless the Shareholder fully understands and accepts the nature of the Company and the potential risks inherent in the Company it/he should not invest in the Company. The investor or his duly authorised agent acknowledges in writing that it/he has received and accepted this investment warning. By agreeing this acknowledgement it is accepted that an investment in the Company may involve special risks that could lead to a loss of all such investment.

(c)	Disclosure Statement

The JFSC has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issuance of shares in the Company. It must be distinctly understood that, in giving this consent, the JFSC does not take any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under that Law.

5	Business of the Company and Business Planning

5.1	The business of the Company is to act as the parent undertaking of a group carrying on the Business through wholly-owned subsidiaries.

5.2
The Company shall, and each Shareholder agrees to use all reasonable endeavours to procure that the Board shall, adopt a Business Plan and an Annual Budget in accordance with the mechanism specified in this clause 5.

5.3	The Company shall procure that the Manager prepares and submits to the Board as soon as possible and no later than the dates/times set out below:

(a)	a draft Business Plan for the JV Group for the next following Financial Year two months before the end of each Financial Year; and

(b)
a detailed draft Annual Budget for the JV Group for the next following Financial Year two months before the end of each Financial Year (including estimated major items of revenue and capital expenditure). The draft Annual Budget shall be broken down on a quarterly basis with a cash flow forecast and a balance sheet showing the projected position of the JV Group as at the end of the following Financial Year, together with a request that the Board approves, with such amendments as the Board agrees to be necessary, the draft Business Plan and draft Annual Budget.

5.4
Each Shareholder agrees to use all reasonable endeavours to procure that the Board shall, not later than twenty (20) Business Days prior to the end of each Financial Year of the Company, meet to consider the adoption of the draft Business Plan as the Business Plan and the draft Annual Budget as the Annual Budget, in each case with such amendments as the Board agrees to be necessary.

5.5
If the Board is unable to agree upon a Business Plan or Annual Budget in accordance with the provisions of clause 5.4, then the Business Plan or Annual Budget previously adopted (as the case may be) shall continue to apply to the extent possible.

5.6
Each Shareholder agrees to use all reasonable endeavours to procure that the Board reviews the Business Plan at least once every six months and the Annual Budget regularly. The Board may propose changes to the Shareholders and the Shareholders agree to reply to such proposals within twenty (20) Business Days of receiving them.

6	Calls and the Preferred Shareholders’ commitment to make Capital Contributions

6.1	The Company may during the Commitment Period make one or more Calls to finance the Approved Investments to be made by the Company (whether directly or indirectly through wholly-owned Subsidiaries).

6.2
Subject to the terms of this clause 6.2 and clause 6.4, all Calls shall be made by the Manager on the Company’s behalf following Board approval and any other approval required by clause 10.  The amounts to be subscribed and the new Preferred Shares to be issued pursuant to a Call shall be allocated among the Preferred Shareholders in accordance with their respective Preferred Shareholder Commitment Proportions (save as provided for in clause 6.6(a)), provided that no Preferred Shareholders shall be required to subscribe pursuant to any Call more than its Undrawn Commitment and in respect of all Calls more, in aggregate, than its Commitment.

6.3	Each Preferred Shareholder agrees to make Capital Contributions pursuant to a Call in accordance with the terms and conditions set out in this clause 6.

6.4
The obligation of each Preferred Shareholder to make any Capital Contributions commenced as of 1 April 2021 in respect of each Preferred Shareholder (other than the New Investor, whose obligation commenced on 14 March 2023) and expire and cease to have any effect on the earlier of the following dates:

(a)
31 December 2027 or, if so approved by a Preferred Shareholder Consent, 31 December 2028 provided that the commitment to make a Capital Contribution in respect of any Realised Capital that has been distributed to a Preferred Shareholder in accordance with the Articles shall expire and cease to have effect at the end of the Investment Term; and

(b)	the date on which its Undrawn Commitments (taking into account any distribution of Realised Capital in accordance with the Articles) is equal to zero,

such period being the Commitment Period in respect of such Preferred Shareholder. For the avoidance of doubt, no Preferred Shareholder shall be required to make any Capital Contribution (taking into account any distribution of Realised Capital in accordance with the Articles) greater than its Undrawn Commitment.

6.5	Each Capital Contribution shall be made by way of subscription by the Preferred Shareholder for the Preferred Shares at the agreed Subscription Price.

6.6
The Manager may make a Call in accordance with this clause 6 by sending a written notice substantially in the form set out in Schedule 6 (a Call Notice) to all Preferred Shareholders who have at the relevant time an Undrawn Commitment greater than zero at least ten (10) Business Days prior to the date on which the relevant Capital Contributions are due. Each Call Notice shall set forth:

(a)	the amount of the Capital Contribution required from each Preferred Shareholder based on its Preferred Shareholder Commitment Proportion of the total amount Called for;

(b)	the number of Preferred Shares to be issued to each Preferred Shareholder based on the Subscription Price;

(c)
the number of A Shares to be issued to the KP Investor and the number of B Shares to be issued to the B Shareholder and the number of C Shares to be issued to the C Shareholder simultaneous with the proposed issue of Preferred Shares as determined in accordance with clause 6.16;

(d)	the description of the Agreed Investment for which the proceeds of the relevant Capital Contributions are to be used; and

(e)	the date on which such Capital Contributions are due (the Capital Contribution Date).

6.7	Each Call shall be for a minimum amount of US$100,000 and shall be payable in US dollars unless otherwise agreed with all Preferred Shareholders in writing.

6.8
On or before the relevant Capital Contribution Date, each Preferred Shareholder who has been called upon to make a Capital Contribution on that Capital Contribution Date in accordance with this clause 6 shall pay the relevant sum by electronic funds transfer to the Escrow Account and payment made in accordance with this clause 6.8 shall constitute a good discharge for such Preferred Shareholder of its obligation to make the relevant Capital Contribution.

6.9
The amounts paid into the Escrow Account shall be retained in such account by the Company on behalf of each Preferred Shareholder in respect of its/his respective Capital Contributions subject to the following:

(a)	immediately following issuance of the Preferred Shares to which the relevant amounts relate, such sums shall be released to the Company and shall be treated as Capital Contributions; and

(b)
if the Preferred Shares have not been issued to the relevant Preferred Shareholder by the 30th (thirtieth) Business Day following the relevant Capital Contribution Date or the 5th (fifth) Business Day following the relevant Extended Capital Contribution Date if applicable (or such later date as the Preferred Shareholders shall agree), the Company shall return such amounts to the Preferred Shareholder from which they were received.

6.10
On the Business Day immediately following the Capital Contribution Date the Company shall send a notice in writing to all Preferred Shareholders informing them of the amount of the Capital Contributions actually paid to the Escrow Account by each Preferred Shareholder and any amounts which have not been so paid (the Confirmation Notice).

6.11
If a Preferred Shareholder has not paid its Capital Contribution (a Defaulted Contribution) by the Capital Contribution Date in accordance with the requirements of clause 6.8 (a Defaulting Shareholder) (such Capital Contribution Date being the Default Date), then each of the other Preferred Shareholders (Non-Defaulting Shareholders) shall have the right (but not the obligation) to fund the Defaulted Contribution within seven (7) Business Days of the Default Date (the end of such period being the Extended Capital Contribution Date), for which purpose the Non-Defaulting Shareholder wishing to do so shall give an irrevocable notice in writing to that effect to the Company and all other Preferred Shareholders within three (3) Business Days of the date of receipt of the relevant Confirmation Notice.  If more than one Non-Defaulting Shareholder gives such notice, the amount of the Defaulted Contribution shall be allocated among all such Non-Defaulting Shareholders pro rata to their participation in the relevant Call (excluding the Defaulting Shareholder and the Non-Defaulting Shareholders who have not notified an intention to fund the Defaulted Contribution).  Within five (5) Business Days of irrevocable notice mentioned above, the Company shall notify all Preferred Shareholders of the portion of the Defaulted Contribution to be paid by each Non-Defaulting Shareholder who has agreed to fund the Defaulted Contribution.

6.12
The provisions of clauses 6.8 to 6.10 (both inclusive) shall apply in relation to the Defaulted Contribution mutatis mutandis so that references to the Capital Contribution Date shall be deemed to referred to the Extended Capital Contribution Date and references to the Capital Contributions shall be deemed to refer to the relevant portions of the Defaulted Contribution.

6.13	In the event that:

(a)	Non-Defaulting Shareholders (or any of them) have (has) funded a Defaulted Contribution in accordance with clause 6.11 (the Funding Non-Defaulting Shareholder(s)) then:

(i)
the Preferred Share which would have been issued to the Defaulting Shareholder had it complied with its obligations (the Escrow Shares) shall be issued to the Funding Non-Defaulting Shareholder(s) (in the relevant proportions) and shall be held by such Shareholder(s) on the terms set out in this clause 6.13 for a period of up to twenty (20) Business Days from the date of issuance (the Remedy Period); and

(ii)	if, before expiry of the Remedy Period, the Defaulting Shareholder:

(A)
pays to each Funding Non-Defaulting Shareholder an amount equal to the portion of the Defaulted Contribution funded by such Funding Non-Defaulting Shareholder plus interest accruing at the Default Interest Rate from the relevant Extended Capital Contribution Date until the date of such payment then the Funding Non-Defaulting Shareholder(s) shall transfer the Escrow Shares (together with all rights attaching thereto since the date of their issue) to the Defaulting Shareholder; or

(B)
fails to pay to any Funding Non-Defaulting Shareholder an amount equal to the portion of the Defaulted Contribution funded by such Funding Non-Defaulting Shareholder plus interest accruing at the Default Interest Rate from the relevant Extended Capital Contribution Date until the expiry of the Remedy Period (such interest being the Accrued Default Interest) then the Funding Non-Defaulting Shareholder(s) shall be entitled to retain the Escrow Shares (together with all rights attaching thereto since the date of their issue) (pro rata to their respective funding proportions) and the Defaulting Shareholder shall remain liable to the Funding Non-Defaulting Shareholders(s) for the Accrued Default Interest.

6.14
Subject to the aggregate amount of the Capital Contributions paid into the Escrow Account on or before the relevant Capital Contribution Date (or the relevant Extended Capital Contribution Date, if applicable in accordance with clause 6.11) being equal to the amount set out in the relevant Capital Contribution Notice as confirmed by the Company to all Preferred Shareholders in writing, the following events shall occur on the Business Day immediately following the relevant Capital Contribution Date (or the relevant Extended Capital Contribution Date, if applicable in accordance with clause 6.11):

(a)	a meeting of the Board shall be held at which the following matters shall be approved:

(i)
the issuance of the Preferred Shares credited as fully paid to the relevant Preferred Shareholders (or Escrow Agent if applicable) and the Company secretary shall be instructed to enter their names in the register of members in respect thereof;

(ii)	execution and delivery to the relevant Preferred Shareholders of certificates for the Preferred Shares;

(iii)	any such other resolutions as may be required to issue the Preferred Shares;

(iv)	the issuance of:

(A)	the A Shares to the KP Investor;

(B)	the B Shares to the Initial Sponsor; and

(C)	the C Shares to the New Investor,

(in each case in accordance with clause 6.16) and the Company secretary shall be instructed to enter their names in the register of members in respect thereof;

(v)	execution and delivery to:

(A)	the KP Investor, of the certificates for the A Shares;

(B)	the Initial Sponsor, of the certificates for the B Shares;

(C)	the New Investor, of the certificates for the C Shares; and

(vi)	any such other resolutions as may be required to issue the A Shares and/or the B Shares and/or the C Shares; and

(b)
upon completion of the actions described in clause 6.13(a)(ii)(A)(a), the aggregate amount of the Capital Contributions made in response to the relevant Call shall be released from the Escrow Account to the Company as provided for in clause 6.9.

6.15	The Company shall ensure, and shall cause the Manager to procure, that all Capital Contributions are used solely for the Approved Investment to which they relate.

6.16	Simultaneously with the issue of any Preferred Shares pursuant to this clause 6, the Company shall allot and issue to:

(a)	the KP Investor (and the KP Investor shall subscribe for) such number of A Shares for US$1 in total;

(b)	the Initial Sponsor (and the Initial Sponsor shall subscribe for) such number of B Shares for US$1 in total; and

(c)	the New Investor (and the New Investor shall subscribe for) such number of C Shares for US$1 in total,

as is required to ensure that:

(i)
the aggregate number of Preferred Shares is equal to four (4) times the aggregate number of Ordinary Shares (in other words, if the Preferred Shares were to be converted into Ordinary Shares on a one (1) for one (1) basis they would comprise 80% of the entire issued ordinary share capital);

(ii)
subject to clauses 6.16(iii) to 6.16(vi) (inclusive), the number of C Shares shall be equal to such proportion of all Ordinary Shares as is equal to 50% (fifty per cent) of the proportion which the Preferred Shares held by the New Investor bears to the number of all Preferred Shares in issue from time to time (so, for example, if the New Investor holds 60% (sixty per cent) of the Preferred Shares, the C Shares shall comprise 30% (thirty per cent) of the Ordinary Shares);

(iii)
the aggregate number of A Shares shall comprise not less than 40% (forty per cent) of the total number of Ordinary Shares, and the aggregate number of B Shares shall comprise not less than 20% (twenty per cent) of the total number of Ordinary Shares;

(iv)	subject to clauses 6.16(v) and 6.16(vi), as C Shares are issued in accordance with clause 6.16(ii):

(A)	the A Shares and B Shares shall be diluted in the ratio 51/49 until the A Shares comprise 40% (forty per cent) of all Ordinary Shares;

(B)	following which only the B Shares shall be diluted until the B Shares comprise 20% (twenty per cent) of all Ordinary Shares; and

(C)	following which the proportion of A Shares, B Shares and C Shares shall be maintained at 40% (forty percent), 20% (twenty per cent) and 40% (forty per cent) respectively;

(v)
if the Other Key Investor is a Defaulting Shareholder and has failed to remedy the relevant breach in accordance with clause 6.13 within the Remedy Period then the A Shares held by the A Shareholder shall be diluted so that the A Shares comprise 40% (forty per cent) of all Ordinary Shares and the C Shares shall be increased accordingly; and

(vi)
if the Initial Sponsor is a Defaulting Shareholder and has failed to remedy the relevant breach in accordance with clause 6.13 within the Remedy Period then the B Shares held by the B Shareholder shall be diluted so that the B Shares comprise 20% (twenty per cent) of all Ordinary Shares and the C Shares shall be increased accordingly.

6.17
By way of illustration if each of the Shareholders makes Capital Contributions up to its maximum Commitment in accordance with the terms of this Agreement the resultant holdings of Shares will be as follows:

Shareholder	Number of A Shares (%age of Ordinary Shares)	Number of B Shares (%age of Ordinary Shares)	Number of C Shares (%age of Ordinary Shares)	Number of Preferred Shares
The KP Investor	31,300 (40%)	-	-	-
The Other KP Investor	-	-	-	1,239.04
SA	-	-	-	1,000
KK	-	-	-	1,000
The Initial Sponsor	-	15,650 (20%)	-	61,952.19
The New Investor	-	-	31,300 (40%)	247,808.76
Total	31,300	15,650	31,300	313,000

6.18
Notwithstanding the provisions of clause 6.16, if in accordance with the provisions of this Agreement, Preferred Shares are issued to a third party other than the current Preferred Shareholders (the New Preferred Shareholder), then the Parties agree that such New Preferred Shareholder shall (if so agreed by the New Investor and the Initial Sponsor) be entitled to such number (and therefore proportion) of Ordinary Shares as is agreed between the New Investor and the Initial Sponsor provided all of the existing Ordinary Shareholders are diluted pro rata to one another.  The parties agree to make such consequential changes to this Agreement and the Articles (and to take such other actions) as are reasonably necessary in order to achieve such change in holdings of Ordinary Shares.

7	Key Person changes

7.1
If at any time during the Investment Term the KP Investor and/or the New Investor become aware that, the Key Person has resigned (or intends to resign) from his role at the Manager or otherwise ceases to be involved (or intends to cease involvement) in providing advice to the Company, the KP Investor and/or the New Investor shall promptly give notice thereof to the Initial Sponsor and the Company of such fact together with a summary of the relevant circumstances.

7.2
The New Investor agrees to keep the Initial Sponsor informed as to the process for appointing a replacement for the Key Person and shall in consult with, and take reasonable account of the views, of the Initial Sponsor, in relation to such process. Without prejudice to this clause 7.2, the New Investor acknowledges the rights of the Initial Sponsor under clause 10 in respect of any replacement.

8	The Board

8.1	The Board shall be responsible for, shall have the conduct of the JV Group’s business and shall be entitled to make all decisions on the Company’s behalf, subject to clauses 9 and 10.

8.2	The Board shall comprise of a maximum of eight (8) Directors.

8.3	The following persons were approved as members of the Board:

(a)	Charalampos Antoniou appointed by the A Shareholder in accordance with clause 8.4;

(b)	Nikoletta Fouska appointed by the B Shareholder in accordance with clause 8.5;

(c)	James Bryant, Alan Dunphy, Katerina Eleftheriou, Vassilios Mantzavinos and Dimitrios Sofianopoulos appointed by the C Shareholder in accordance with clause 8.6; and

(d)	Gabriella Kindert being the Independent Director nominated by the Ordinary Shareholders in accordance with clause 8.7.

8.4	Subject to clause 8.9, the A Shareholder shall have the right to appoint and maintain in office one (1) natural person as an A Director which will be the Key Person.

8.5
Subject to clause 8.9, the B Shareholder shall have the right to appoint and maintain in office one (1) natural person as a B Director and to remove the B Director so appointed and, upon her/his removal, to appoint another B Director in her/his place. Notwithstanding the foregoing if at any time the B Shareholder holds less than 15% (fifteen per cent) of all outstanding Preferred Shares, its right to appoint a Director and remove the same shall automatically come to an end and the B Shareholder shall promptly procure that its appointee to the Board (if any) shall resign.

8.6
Subject to clause 8.9, the C Shareholder shall have the right to appoint and maintain in office five (5) natural persons as C Directors and to remove any of the C Directors so appointed and, upon her/his removal, to appoint another C Director in her/his place.

8.7
Subject to clause 8.9, the holders of the majority of the voting rights under the Ordinary Shares shall have the right to nominate one (1) natural person as a Director (the Independent Director) provided such person shall be independent of each of the Ordinary Shareholders.

8.8
The Independent Director shall serve a fixed term of three (3) years from the date of his or her appointment provided that the C Shareholder or such of the Ordinary Shareholders as hold a majority of the voting rights under the Ordinary Shares shall be entitled to remove the Independent Director by giving written notice to the Company and the other Shareholders. Where the Independent Director is so removed or resigns from the Board, the procedure described above in this clause shall be followed to appoint another natural person who is independent of each of the Ordinary Shareholders as an Independent Director in her/his place as soon as is reasonably practicable.

8.9	Prior to the selection of any new Directors at any time the Shareholders shall give due consideration to the substance requirements of the jurisdiction of the Company.

8.10
The appointment and removal of a Director in accordance with this clause 8 shall be by written notice from the appointing Shareholder(s) to the Company with a copy to other Shareholders which shall take effect on delivery at the Company’s registered office or at any meeting of the Board or committee thereof, and, in the case of the appointment of the Independent Director, once the approval of the C Shareholder or the holders of a majority of the voting rights under the Ordinary Shares have been obtained.

8.11
If the A Shareholder, the B Shareholder or the C Shareholder removes an A Director, B Director or  C Director (respectively) from her/his office, the A Shareholder, the B Shareholder and the C Shareholder, respectively, shall be responsible for any claim by such Director arising out of such removal, whether for unfair or wrongful dismissal or otherwise, and shall pay to the Company on demand an amount equal to all Losses suffered or incurred by the Company which arise directly or indirectly as a result of or in connection with any such claim.

8.12
Board meetings will be held at least quarterly in each calendar year. Board meetings in person shall be held in the office of the Company in Jersey unless otherwise agreed by one (1) A Director, one (1) B Director and one (1) C Director.

8.13	The quorum for Board meetings shall be five (5) Directors always including one (1) A Director, one (1) B Director and three (3) C Directors provided that:

(a)
the A Shareholder may, in respect of any Board meeting, waive the requirement for there to be one (1) A Director present in order to form a quorum by giving notice in writing to each of the Company and each of other Ordinary Shareholders prior to such Board meeting and, if such power is exercised, the number of Directors required for a quorum will be reduced by one (1);

(b)
the B Shareholder may, in respect of any Board meeting, waive the requirement for there to be one (1) B Director present in order to form a quorum by giving notice in writing to each of the Company and each of other Ordinary Shareholders prior to such Board meeting and, if such power is exercised, the number of Directors required for a quorum will be reduced by one (1); and

(c)
the C Shareholder may, in respect of any Board meeting, waive (or reduce) the requirement for there to be three (3) C Directors present in order to form a quorum by giving notice in writing to each of the Company and each of other Ordinary Shareholders prior to such Board meeting and, if such power is exercised, the number of Directors required for a quorum will be reduced by the number of C Directors in respect of which the waiver has been given.

8.14	Notwithstanding anything in this Agreement, the quorum for Board meetings shall never be less than two (2) Directors (or their alternates) present and entitled to vote.

8.15
No business shall be conducted at any Board meeting unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business. If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place. If a quorum is not present at any such adjourned meeting within half an hour from the time appointed, then the meeting shall proceed subject to if the business:

(a)	includes:

(i)
a Preferred Shareholders Reserved Matter and at that time the New Investor holds seventy five per cent (75%) or more of the Preferred Shares, then the quorum at such reconvened meeting shall be two (2) Directors always including Director(s) appointed by Shareholders holding not less than seventy five per cent (75%) of the issued Preferred Shares at that time;

(ii)	a Class A Reserved Matter, then the quorum at such reconvened meeting shall be three (3) Directors always including an A Director;

(iii)	a Class B Reserved Matter, then the quorum at such reconvened meeting shall be three (3) Directors always including a B Director; and

(iv)	a Class C Reserved Matter, then the quorum at such reconvened meeting shall be three (3) Directors always including at least two (2) C Directors,

provided that in each case in respect of any such Board meeting the Ordinary Shareholders may by unanimous approval waive (or reduce) such requirement by giving notice in writing to each of the Company and each of other Ordinary Shareholders prior to such Board meeting;

(b)	does not include a Reserved Matter, then at such adjourned meeting those Directors present shall constitute a quorum,

provided that the quorum shall never be less than two (2) Directors (or their alternate directors) present and entitled to vote.

8.16
The Shareholders shall use all reasonable endeavours to ensure that their respective appointees as Directors shall attend each Board meeting and to procure that a quorum (in accordance with the provisions of this Agreement and the Articles) is present throughout each such meeting.

8.17	The Company shall send to each Director (in electronic form if so required):

(a)
reasonable advance notice of each meeting of the Board and each meeting of any committee of the Board (being not fewer than five (5) Business Days), such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting together with all relevant papers; and

(b)	as soon as practicable after each meeting of the Board and each meeting of any committee of the Board, a copy of the minutes.

8.18
Save with the consent of one (1) A Director, one (1) B Director and three (3) C Directors, no business shall be transacted at any meeting of the Board or committee of the Board save for that specified in the agenda referred to in clause 8.17.

8.19	Subject to clause 10, matters at Board meetings and any committee meetings shall be decided by a simple majority vote other than:

(a)	a Class A Reserved Matter, which shall require a simple majority vote of the Directors but also an A Shareholder Consent;

(b)	a Class B Reserved Matter, which shall require a simple majority vote of the Directors but also a B Shareholder Consent; and

(c)	a Class C Reserved Matters, which shall require a simple majority vote of the Directors but also a C Shareholder Consent.

8.20	The Board shall elect the Independent Director to be the chairman of the Board. The chairman of the Board shall not have a second or casting vote.

8.21
The Company will reimburse any Director with the reasonable costs and out of pocket expenses incurred by her/him in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

8.22
Each Shareholder shall procure that each Director appointed by that Shareholder (other than the Independent Director) shall comply with clause 18 (Rights to information and confidentiality) save that such Director shall be at liberty from time to time to make full disclosure to its appointing Shareholder of any information relating to the Company.

8.23
The parties agree that the Directors shall be under no obligation to disclose any information or opportunities to the Company except to the extent that the information or opportunity was passed to her or him expressly in her or his capacity as a Director of the Company.

9	Ordinary Shareholders’ meetings

9.1
The Ordinary Shareholders shall use all reasonable endeavours to procure that their respective representatives attend each meeting of the members of the Company and that a quorum is present throughout each such meeting in accordance with clause 9.3.

9.2
If within half an hour from the time appointed for a meeting of the members of the Company a quorum is not present, the meeting shall be adjourned to a specified time and place three Business Days after the original date or, as the case may be, adjourned date.  Notice of the adjourned meeting shall be given by the secretary of the Company to each of the Ordinary Shareholders.

9.3
Subject to clause 9.2, the quorum at any meeting of the members of the Company shall be three persons, being a proxy for or a duly authorised representative of, each of the A Shareholder, the B Shareholder and the C Shareholder and the quorum at any such adjourned meeting shall be one person being a proxy for or a duly authorised representative of the C Shareholder.

10	Matters requiring relevant Shareholders’ Consent

10.1	Each Ordinary Shareholder shall exercise all voting rights and powers of control available to it in relation to any JV Group Company to procure that for so long as:

(a)
both (i) the New Investor holds at least seventy five per cent (75%) of the Preferred Shares; and (ii) any Preferred Share remains outstanding, save with the Preferred Shareholder Consent, no JV Group Company shall effect any of the Preferred Shareholders Reserved Matters;

(b)	any A Share remains outstanding, save with the A Shareholder Consent, no JV Group Company shall effect any of the Class A Reserved Matters;

(c)	any B Share remains outstanding, save with the B Shareholder Consent, no JV Group Company shall effect any of the Class B Reserved Matters; and

(d)	any C Share remains outstanding, save with the C Shareholder Consent, no JV Group Company shall effect any of the Class C Reserved Matters.

10.2	As a separate obligation, severable from the obligations in clause 10.1, the Company agrees that for so long as:

(a)
both (i) the New Investor holds at least seventy five per cent (75%) of the Preferred Shares; and (ii) any Preferred Share remains outstanding, save with the Preferred Shareholder Consent, the Company shall not effect (and shall procure that none of the other JV Group Companies shall effect) any of the Preferred Shareholders Reserved Matters;

(b)
any A Share remains outstanding, save with the A Shareholder Consent, the Company shall not effect (and shall procure that none of the other JV Group Companies shall effect) any of the Class A Reserved Matters;

(c)
any B Share remains outstanding, save with the B Shareholders Consent, the Company shall not effect (and shall procure that none of the other JV Group Companies shall effect) any of the Class B Reserved Matters; and

(d)
any C Share remains outstanding, save with the C Shareholders Consent, the Company shall not effect (and shall procure that none of the other JV Group Companies shall effect) any of the Class C Reserved Matters.

11	Deadlock provisions

11.1	Where:

(a)	a Class A Reserved Matter has been proposed either at a meeting of the Board or the Shareholders but such matter has not been approved because of a failure to obtain a Class A Consent; and/or

(b)	a Class B Reserved Matter has been proposed either at a meeting of the Board or the Shareholders but such matter has not been approved because of a failure to obtain a Class B Consent,

the New Investor may, within the 10 (ten) Business Day period following the date of such meeting, serve written notice (a Resolution Notice) on the A Shareholder (in the case of clause 11.1(a)) or the B Shareholder (in the case of clause 11.1(b)) (the A Shareholder and/or the B Shareholder (as the case may be) being the Blocking Shareholder), requiring that the provisions of clause 11.2 apply.

11.2
Upon a New Investor serving a Resolution Notice on a Blocking Shareholder, each of the New Investor and the Blocking Shareholder shall, within 10 (ten) Business Days of the service of such Resolution Notice, cause its appointed Director(s) to prepare and circulate to the New Investor and the Blocking Shareholder a memorandum or other form of statement setting out its position on the matter or matters in dispute and its reasons for adopting that position.  Each memorandum or statement so prepared shall be considered by the chairman or chief executive of each of the New Investor and the Blocking Shareholder (or such other senior executive director within the relevant Group as is nominated in writing by that Shareholder to the other) who shall together endeavour to resolve the dispute. If such persons agree on a resolution of the matter, they shall sign a statement setting out the terms of the resolution, and the New Investor and the Blocking Shareholder shall exercise the voting rights and other powers of control available to them in relation to the Company to procure that the resolution is fully and promptly carried into effect.  If such persons do not agree upon a resolution of the matter, then (without prejudice to the following provisions of this clause 11) that matter shall not proceed.

11.3
If within 20 (twenty) Business Days following service of a Resolution Notice, the relevant parties have not agreed a resolution to the matter, the New Investor shall be entitled, in its absolute discretion, to serve written notice (a Deadlock Transfer Notice) on the Blocking Shareholder at any time up to (and including) the date which is 40 (forty) Business Days after the date of service of the Resolution Notice.

11.4
A Deadlock Transfer Notice shall require the Blocking Shareholder to sell all (but not some only) of its Shares (the Deadlock Shares) to the New Investor at the Fair Market Value.  For these purposes, if the Blocking Shareholder is the A Shareholder both the A Shareholder and the Other KP Investor shall be the Blocking Shareholder and the Deadlock Shares shall comprise both the A Shares and the Preferred Shares held by the Other KP Investor. The Blocking Shareholder shall be obliged to comply with such notice.

11.5
Following service of a Deadlock Transfer Notice, the Blocking Shareholder and the New Investor shall endeavour to agree the Fair Market Value of the Deadlock Shares.  In the event that they fail to agree such Fair Market Value within 15 (fifteen) Business Days of the service of such Deadlock Transfer Notice, then the provisions of Schedule 4 shall apply in relation to the determination of the Fair Market Value.

11.6
Subject to withdrawal of the Deadlock Transfer Notice pursuant to clause 11.9, the sale and purchase of the relevant Deadlock Shares shall be completed at such time and place as the New Investor shall reasonably specify by not less than 72 hours’ written notice to the Blocking Shareholder on the date being five (5) Business Days after the later of:

(a)	the date on which the Fair Market Value is agreed or determined (as the case may be); and

(b)	the date on which the Transfer Completion Conditions shall have been satisfied.

11.7	Each of the New Investor and the Blocking Shareholder shall:

(a)	use all reasonable endeavours to ensure that the Transfer Completion Conditions are satisfied as soon as reasonably practicable after the service of a Deadlock Transfer Notice; and

(b)	give written notice to the other that a relevant Transfer Completion Condition has been satisfied within two (2) Business Days of becoming aware of that fact.

11.8
If the Transfer Completion Conditions have not been satisfied within twenty (20) Business Days after the date on which the Fair Market Value is agreed or determined, then the New Investor and the Blocking Shareholder shall be released from their respective obligations to sell and purchase the relevant Deadlock Shares.

11.9
Save as provided in this clause 11.9, a Deadlock Transfer Notice once served may not be withdrawn.  In the event that the Fair Market Value is determined by an expert pursuant to the provisions of Schedule 4 in accordance with clause 11.5, the New Investor may withdraw its Deadlock Transfer Notice within five (5) Business Days of such determination, in which case the fees of the Valuer shall be borne by the New Investor.  If a Deadlock Transfer Notice is withdrawn in such circumstances, no further Deadlock Transfer Notice may be served by the New Investor in respect of the matter for which the withdrawn Deadlock Transfer Notice was originally given.

11.10
Any sale of Deadlock Shares pursuant to this clause 11 shall be completed in accordance with Schedule 5 and the Shareholders shall do all things within their power to ensure that the Business continues to be run as a going concern during the period between the service of a Deadlock Transfer Notice and the completion of the transfer of the relevant Deadlock Shares.

12	Pre-emption on allotment or issue of New Voting Securities

12.1
Without prejudice to the provisions of clause 6 and subject to clause 12.3, if the Company proposes to allot or issue any New Voting Securities those New Voting Securities shall not be allotted to any person unless the Company has first offered to the holders of the existing Ordinary Shares pro rata to their relative holding of Ordinary Shares such number of newly issued Ordinary Shares (of the relevant class) as is required to ensure that, after such allotment or issue, the total number of all outstanding Ordinary Shares represents twenty per cent (20%) of the total number of all outstanding Shares (assuming the Preferred Shares were converted to Ordinary Shares based on the Conversion Ratio), such additional Ordinary Shares to be issued as fully paid up.

12.2
The offer referred to in clause 12.1 shall be in writing, be open for acceptance from the date of the offer to the date ten (10) Business Days after the date of the offer (inclusive) and give details of the number, class and, if applicable, subscription price of the Ordinary Shares (being nil par value).

12.3	The provisions of clauses 12.1 and 12.2 shall not apply to:

(a)	New Voting Securities issued in connection with an Exit Transaction approved by the Board in accordance with the terms of this Agreement;

(b)	Ordinary Shares issued to the Preferred Shareholders upon conversion of their Preferred Shares in accordance with the Articles; and

(c)
New Voting Securities in respect of which a Preferred Shareholder Consent (provided that no such consent shall be required until the New Investor holds at least 75% (seventy five per cent) of the Preferred Shares in issue), an A Shareholder Consent, a B Shareholder Consent and a C Shareholder Consent has been obtained authorising their issue without complying with the procedure set out in clause 12.

12.4	Any New Voting Securities offered under this clause 12 to a Shareholder may be accepted in full or part only by a member of its Group in accordance with the terms of this clause 12.

13	Rights attaching to the Shares

The Preferred Shares and the Ordinary Shares shall carry the rights set out in the Articles of the Company.

14	Distributions

In respect of any Financial Year, dividends will be declared and paid as set out in the Articles.

15	Dealings with and transfers of Shares

General prohibition

15.1	Each of the Shareholders undertakes with the others that, during the continuance of the Investment Term, it shall not:

(a)	mortgage (whether by way of fixed or floating charge), pledge or otherwise encumber its legal or beneficial interest in all or any of its Shares;

(b)	sell, transfer or otherwise dispose of all or any of its Shares or any legal or beneficial interest in them or assign or otherwise purport to deal with them or with any interest in them;

(c)	enter any agreement with respect to the voting rights attached to all or any of its Shares; or

(d)
agree, whether conditionally or otherwise, to do any of the foregoing, other than, in each such case, with the consent in writing of both the B Shareholder and the C Shareholder or in accordance with this Agreement.

15.2
For the avoidance of doubt, if any of the Shareholders shall purport to deal with any of its Shares or any legal or beneficial interest therein in contravention of the provisions of clause 15.1, then such act shall constitute a Material Breach and an Event of Default.

Group transfers

15.3
Nothing in this clause 15 (Dealings with and transfers of Shares), shall prevent a Shareholder from transferring all (but not some only) of its Shares to a company which is a wholly-owned subsidiary of such Shareholder (transferee) or of a holding company of which such Shareholder is a wholly-owned subsidiary (or another wholly-owned subsidiary of any such holding company), provided that:

(a)
the Transfer Completion Conditions shall have been satisfied or the non-transferring Shareholders (other than the KP Investor, the Other KP Investor and the Individual Investors) have waived the Transfer Completion Conditions in writing;

(b)	the transferee shall first have entered into a Deed of Adherence;

(c)
if the transferee ceases to be a wholly-owned subsidiary of such Shareholder or of a holding company of which such Shareholder is a wholly-owned subsidiary (or another wholly-owned subsidiary of any such holding company), the transferring Shareholder shall procure that the transferee shall transfer all the Shares previously transferred to it either:

(i)	back to the transferring Shareholder; or

(ii)
to another company which is a wholly-owned subsidiary of the transferring Shareholder or of a holding company of which such Shareholder is a wholly-owned subsidiary (or another wholly-owned subsidiary of any such holding company); and

(d)	the transferring Shareholder shall continue at all times to remain a party hereto and to be bound by the terms hereof (as if it remained a Shareholder), save insofar as performed by the transferee.

16	Exit Transactions and duration

Exit Transaction

16.1
The Shareholders acknowledge that it is their common intention to obtain a profitable realisation or valuation of their respective shareholdings in the Company by way of an Exit Transaction.  The Shareholders shall co-operate so as to ensure, so far as they are able, that the Business is managed in such a manner as to facilitate an Exit Transaction.

16.2	The parties agree that no Exit Transaction shall occur unless it is approved by the Board.

16.3
If a proposed Exit Transaction is approved by the Board and (to the extent required) otherwise in accordance with this Agreement, all Shareholders undertake to exercise all their rights, including voting all Shares held by them in favour of, and take all such other actions as may be reasonably necessary to consummate, such Exit Transaction.

16.4	Upon completion of an Exit Transaction, the provisions of this Agreement shall cease to have effect except that the parties’ accrued rights and obligations shall not be affected thereby.

Duration

16.5
The parties agree that the life of the Company shall be for an initial term equal to the Investment Term as may be extended for one or more periods of twelve (12) months by the holders of at least two-thirds of the voting rights under the outstanding Ordinary Shares and two-thirds of the voting rights under the outstanding Preferred Shares voting in separate class meetings.

16.6	With effect on and from the date that the Investment Term expires the parties shall use all reasonable endeavours to procure that:

(a)	the Company shall realise all the assets of the Group; and

(b)	the Company shall conduct a voluntary liquidation and distribute its assets in accordance with the Articles.

17	Compulsory transfer

17.1
If an Event of Default occurs the relevant Defaulting Party shall give written notice to the Company copied to each of the other Shareholders (such other Shareholders (except the KP Investor, the Other KP Investor and the Individual Investors) being referred to as the Non-Defaulting Parties and each a Non-Defaulting Party) providing such details of that Event of Default as are reasonably available as soon as reasonably practicable.

17.2
Following an Event of Default, each Non-Defaulting Party shall be entitled, in its absolute discretion, whether or not the Defaulting Party has complied with clause 17.1 and without prejudice to any other rights and remedies which that Non-Defaulting Party may have, to serve written notice (a Compulsory Transfer Notice) on the Defaulting Party (copied to the other Non-Defaulting Parties) at any time up to (and including) the date which is:

(a)	60 (sixty) Business Days after the earlier of:

(i)	the date of receipt of the notice of the occurrence of the relevant Event of Default given pursuant to clause 17.1; and

(ii)	the date that Non-Defaulting Party becomes aware of the relevant Event of Default; or

(b)	five (5) Business Days after the date of receipt of a copy of a Compulsory Transfer Notice served by another Non-Defaulting Party,

whichever is the earlier and any Non-Defaulting Party serving such a notice shall be an Exercising Non-Defaulting Party.

17.3
A Compulsory Transfer Notice shall require the Defaulting Party to sell all (but not some only) of its Event Shares to the Exercising Non-Defaulting Party (or, if there is more than one Exercising Non-Defaulting Party (after taking into account any withdrawals in accordance with clause 17.8), such number of the relevant Event Shares as is equal to the proportion of Preferred Shares that such Exercising Non-Defaulting Party holds relative to the Preferred Shares held by all Exercising Non-Defaulting Parties) at the Transfer Price.  The Defaulting Party shall be obliged to comply with such notice.

17.4
Following service of a Compulsory Transfer Notice, the Defaulting Party and each Exercising Non-Defaulting Party shall endeavour to agree the Transfer Price.  In the event that they fail to agree the Transfer Price within fifteen (15) Business Days of the service of such Compulsory Transfer Notice, then the provisions of Schedule 4 shall apply in relation to the determination of the Fair Market Value (and accordingly the Transfer Price).

17.5
Subject to withdrawal of the Compulsory Transfer Notice pursuant to clause 17.8, the sale and purchase of the relevant Event Shares shall be completed at such time and place as the relevant Exercising Non-Defaulting Party shall reasonably specify by not less than 72 hours’ written notice to the Defaulting Party on the date being five (5) Business Days after the later of:

(a)	the date on which the Transfer Price is agreed or determined (as the case may be); and

(b)	the date on which the Transfer Completion Conditions shall have been satisfied.

17.6	Each Defaulting Party and each Exercising Non-Defaulting Party shall:

(a)	use all reasonable endeavours to ensure that the Transfer Completion Conditions are satisfied as soon as reasonably practicable after the service of a Compulsory Transfer Notice; and

(b)	give written notice to the other that a relevant Transfer Completion Condition has been satisfied within two (2) Business Days of becoming aware of that fact.

17.7
If the Transfer Completion Conditions have not been satisfied within twenty (20) Business Days after the date on which the Transfer Price is agreed or determined, then each Defaulting Party and each Exercising Non-Defaulting Party shall be released from their respective obligations to sell and purchase the relevant Event Shares.

17.8
Save as provided in this clause 17.8, a Compulsory Transfer Notice once served may not be withdrawn.  In the event that the Fair Market Value is determined pursuant to clause 17.4, an Exercising Non-Defaulting Party may withdraw its Compulsory Transfer Notice within five (5) Business Days of such determination, in which case the fees of the relevant independent valuer shall be borne by that Exercising Non-Defaulting Party (or in the case there is more than one Exercising Non-Defaulting Party which has withdrawn its Compulsory Transfer Notice, between them pro rata).  If a Compulsory Transfer Notice is withdrawn in such circumstances, no further Compulsory Transfer Notice may be served by the Exercising Non-Defaulting Party making such withdrawal in respect of the circumstances constituting the relevant Event of Default for which the withdrawn Compulsory Transfer Notice was originally given.

17.9
The Shareholders agree that where a discount to the price paid for the relevant Event Shares is applied this is a genuine pre-estimate of the loss, damages and costs suffered or incurred or to be suffered or incurred by the relevant Exercising Non-Defaulting Party.

17.10
Any transfer of Event Shares pursuant to this clause 17 shall be completed in accordance with Schedule 5 and the Shareholders shall do all things within their power to ensure that the Business continues to be run as a going concern during the period between the service of a Compulsory Transfer Notice and the completion of the transfer of the relevant Event Shares.

18	Rights to information and confidentiality

18.1	The Company shall supply to each of the Initial Sponsor, the New Investor and the KP Investor the following information:

(a)
quarterly management information including unaudited (but reviewed by auditors) trial balance and draft Statement of Financial Position, Statement of Comprehensive Income, Statement of Changes in Member’s Equity and Statement of Cash Flows for the JV Group, prepared in accordance with GAAP, within 15 days of the end of the relevant quarter;

(b)
annual unaudited (but reviewed by auditors) trial balance and draft Statement of Financial Position, Statement of Comprehensive Income, Statement of Changes in Member’s Equity and Statement of Cash Flows for the JV Group, prepared in accordance with GAAP, within 15 days of the end of the relevant Financial Year;

(c)	annual audited financial statements for the JV Group, prepared in accordance with GAAP, within 45 days of the end of the relevant Financial Year; and

(d)
no later than 2 months before the start of each Financial Year, the draft Annual Budget for that Financial Year (it being agreed that any such budget shall contain such information as the Initial Sponsor and/or the New Investor may reasonably require including (without limitation) a plan of the operating and capital expenditure of the JV Group for the forthcoming Financial Year broken down on a month by month basis).

18.2
It is agreed that the Initial Sponsor, the New Investor and (only in respect of sub-pararaphs (iii) and (iv) of this clause 18.2) the KP Investor and their respective authorised representatives shall be allowed, subject to any restrictions required to comply with applicable data protection legislation, access at all reasonable times and on reasonable notice to examine the books and records of each JV Group Company and such financial, accounting, management, compliance and other information and records of each JV Group Company as the Initial Sponsor or the New Investor (as the case may be) may reasonably require from time to time to enable the Initial Sponsor or the New Investor (as the case may be) to: (i) conduct an audit of the JV Group Company; (ii) prepare accounts complying with the accounting principles applicable to such Shareholder, or (iii) prepare tax returns and/or (iv) comply with laws and regulations applicable to such party.

18.3
All books and records of each JV Group Company shall be retained until the later of (i) the date being six years and one day from the end of the accounting period to which such records relate or (ii) the date on which Tax liabilities of each JV Group Company in respect of such accounting period have been finally determined; and (iii) the end of any retention period required by applicable law and regulation from time to time.

18.4
Subject to any restrictions contained in any applicable data protection legislation, and notwithstanding the duties owed by each of the directors of any JV Group Company to that JV Group Company, any director of any JV Group Company nominated by a Shareholder shall be entitled to disclose any information and provide relevant documents and materials about the Company or any other JV Group Company to, and discuss its affairs, finances, accounts and compliance matters with, appropriate officers and senior employees of that Shareholder. Any information, documents and materials supplied or disclosed to a Shareholder in accordance with clause 18.1 or this clause 18.4 shall, subject to clause 18.6, be kept strictly confidential in accordance with clause 18.5.

18.5
Subject to clause 18.6, each of the Shareholders shall (and shall ensure that its employees, agents and advisers shall) safeguard, treat as confidential and not use for the purposes of its own business any information, documents or materials which it acquires in connection with this Agreement and which relate to the JV Group, to the Business or to the other Shareholders.

18.6	The confidentiality provisions in clause 18.5 shall not apply to:

(a)
any disclosure required by law or by any relevant national or supranational regulatory authority or by the rules of any recognised stock exchange, in which circumstances the party concerned shall, if practicable, supply a copy of the required disclosure to the other parties before it is disclosed and comply with the reasonable requests of the other parties regarding such disclosure;

(b)	any disclosure of information where such information has come into the public domain otherwise than through breach of this clause 18;

(c)	any disclosure reasonably required to be made in order to enforce any provision of this Agreement or any other Agreement to which the Shareholder or any JV Group Company is a party;

(d)	any disclosure of details of the JV Group’s affairs, finances and accounts to:

(i)	the professional and financial advisers of that Shareholder and members of its Group, where such advisers are required to know the same to carry out their duties or functions;

(ii)	any Tax Authority to the extent reasonably required for the purposes of the Tax affairs of the Shareholder or any member of its Group; and

(iii)	other members of its Group on a “need to know” basis; and

(e)
any disclosure to a proposed bona fide permitted transferee of a Shareholder’s Shares, provided always that such disclosure is strictly for the purpose of enabling such third party to determine whether or not to make an offer for such Shares, or to determine the level of such an offer and that the person to whom such disclosure is made enters into a confidentiality agreement in form and substance satisfactory to the Company.

18.7
Where confidential information is disclosed to a third party in reliance on any of the exceptions referred to in clause 18.6(d)(i), 18.6(d)(iii) or 18.6(e), the disclosing party shall remain responsible for subsequent disclosure by the recipient thereof, as if any such disclosure were made by the disclosing party and not the recipient.

18.8
The obligations of confidentiality in this clause 18 shall survive the termination of this Agreement and shall continue unless and until any of the relevant confidential information enters the public domain through no fault of the relevant party or of any other person owing a duty of confidentiality to the Company or the relevant Subsidiary.

18.9
A Shareholder which ceases to be a Shareholder shall if so required in writing by the Company promptly hand over to the Company or the relevant Subsidiary all confidential information, documents and correspondence belonging to or relating to the business of the Company or any other JV Group Company.

19	Parties bound

19.1
The Company undertakes with each of the Shareholders to be bound by and comply with the terms and conditions of this Agreement insofar as the same relate to the Company and to act in all respects as contemplated by this Agreement.

19.2	Each of the Shareholders undertakes with the other to:

(a)	exercise its powers in relation to the Company in a manner consistent with ensuring that the Company fully and promptly observes, performs and complies with its obligations under this Agreement;

(b)	exercise its rights as a Shareholder in a manner consistent with this Agreement;

(c)
exercise all voting and other rights and powers vested in or available to it in a manner consistent with procuring the convening of all meetings, the passing of all resolutions and the taking of all steps necessary or desirable to give effect to the terms of this Agreement and the rights and obligations of the parties set out in this Agreement; and

(d)
procure that any director of the Company appointed by it from time to time shall (subject to his/her fiduciary duties to the Company) exercise his/her voting rights and other rights and powers vested in or available to him/her in a manner consistent with giving effect to the terms of this Agreement and the rights and obligations of the parties set out in this Agreement.

19.3
Each Shareholder undertakes with each of the other parties that while it remains a party to this Agreement it will not (except as expressly provided for in this Agreement) agree to cast any of the voting rights exercisable in respect of any of the Shares held by it in accordance with the directions, or subject to the consent of, any other person (including another Shareholder).

19.4
The Company is not bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any statutory power of the Company. This shall not affect the validity of the relevant provision as between the other parties to this Agreement or the respective obligations of the other parties as between themselves.

20	Assignability and amendments

20.1	This Agreement shall be binding on and shall enure for the benefit of each party’s successors and permitted assigns.

20.2
None of the parties may, without the written consent of the others, assign or transfer any of their respective rights or obligations under this Agreement, except in conjunction with a transfer of Shares in accordance with this Agreement and the Company’s constitutional documents.

20.3
The Company, each of the Initial Sponsor and the New Investor (each in their own name and on behalf of the other Preferred Shareholders) and the KP Investor may together unanimously agree non material variations to the terms of this Agreement which will take effect on receipt of notice of the alteration by the other Shareholders.

20.4	Save as provided in clause20.3, no purported variation of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party.

21	Not a partnership

Nothing in this Agreement shall create a partnership or establish a relationship of principal and agent or any other fiduciary relationship between or among any of the parties.

22	This Agreement to prevail over the Articles

22.1
In the event of any conflict, ambiguity or discrepancy between the provisions of this Agreement and the Articles, the Shareholders shall join in procuring that the Articles are altered to accord with the provisions of this Agreement, which shall prevail.

22.2
Each of the Shareholders agrees with the others that it will not exercise any rights conferred on it by the Articles which are or may be inconsistent with its rights or obligations under this Agreement.

23	Entire Agreement

23.1	Each party acknowledges and agrees for itself (and as agent for each member of its Group) that:

(a)
this Agreement, the Annual Budget, the Articles, the Business Plan and the Management Services Agreement, (together, the Joint Venture Documents) constitute the entire Agreement between the parties and supersede any prior Agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Joint Venture Documents provided that this clause 23 shall not affect the validity of the Key Person Side Letter;

(b)
by entering into the Joint Venture Documents it does not rely on any statement, representation, assurance or warranty of any person (whether a party to the Joint Venture Documents or not and whether made in writing or not) other than as expressly set out in the Joint Venture Documents; and

(c)
the only rights or remedies available to it arising out of or in connection with any Joint Venture Document or its subject matter shall be solely for breach of contract except as otherwise expressly provided for in such Joint Venture Document.

23.2	Nothing in this clause, and no other limitation in this Agreement, shall exclude or limit any liability for fraud.

24	Further assurance

Each party shall execute and, so far as it is able, procure that any necessary third party shall execute, all such documents and/or do, or, so far as each is able, procure the doing of such acts and things as shall be reasonably required to give effect to this Agreement and any documents entered into pursuant to it and to give to the other the full benefit of all the provisions of this Agreement.

25	Announcements

25.1
Subject to clause 25.2, no announcement, circular or other communication (each an Announcement) concerning the existence or content of this Agreement shall be made by any Shareholders (or any member of its Group) without the prior written approval of the other Shareholders (such approval not to be unreasonably withheld or delayed).

25.2
Clause 25.1 does not apply to any Announcement to the extent that it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction to which the Shareholder making the announcement (or any member of its Group) is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as practicable, be made after the consultation with the New Investor, the KP Investor and the Initial Sponsor.

26	Releases, waivers and remedies

The rights and remedies of each party under this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it.  No neglect, delay or indulgence by any party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of any party under this Agreement will affect or restrict the further exercise or enforcement of any such remedy.

27	Severability

Each provision of this Agreement is severable and distinct from the others and if any provision is, or at any time becomes, to any extent or in any circumstances invalid, illegal or unenforceable for any reason that provision shall to that extent be deemed not to form part of this Agreement but the validity, legality and enforceability of the remaining parts of this Agreement shall not be thereby affected or impaired, it being the parties’ intention that every provision of this Agreement shall be and remain valid and enforceable to the fullest extent permitted by law. In the event that a provision of this Agreement becomes, to any extent or in any circumstances, invalid, illegal or unenforceable for any reason, the parties shall use their best efforts to adopt and incorporate wording in this Agreement which will achieve as close as possible the same results as the provision or part thereof deemed not to form part of this Agreement as the result of operation of this clause 27.

28	Counterparts

This Agreement may be entered into in any number of counterparts, and each of the executed counterparts when duly exchanged or delivered shall be deemed to be an original, but, taken together they shall constitute one instrument.

29	Termination

29.1
Save as provided in clause 29.2, this Agreement shall cease to have effect in relation to a Shareholder if that Shareholder ceases to hold any Shares and such cessation was in accordance with the provisions of this Agreement.

29.2	This Agreement shall continue to have effect in relation to a Shareholder who has ceased to hold any Shares:

(a)	to the extent that any provision of this Agreement either expressly or impliedly continues after such cessation; or

(b)
where such Shareholder has any liability which at the time of such cessation has accrued to another party or which may so accrue in respect of any act or omission occurring on or prior to such cessation.

30	Injunctions and specific performance

Each party acknowledges and agrees that damages may not be an adequate remedy for particular breaches of this Agreement and that each party shall be entitled (without prejudice to its other rights and remedies) to the equitable remedies of injunction and specific performance.

31	Costs

31.1
Save as provided in clause 31.2, each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement, the other Joint Venture Documents and all ancillary documents.

31.2
The New Investor shall pay (up to an aggregate amount of US$52,000 (fifty two thousand US dollars) and GBP21000 (twenty one thousand British pounds sterling) fees and expenses of: (i) Jersey counsel to review the Joint Venture Documents on behalf of the Company, (ii) Highvern Fund Administrator incurred in connection with the transactions contemplated by this Agreement, and (iii) the Key Person’s tax advisors, attorney(s) and other third-party fees associated with the transactions contemplated by this Agreement.

32	Rights of third parties

32.1	Save as provided in clause 32.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

32.2
The parties agree that certain provisions of this Agreement confer a benefit on members of the parties’ respective Groups, and that such provisions are intended to benefit, and be enforceable by, such members in their own right under the Contracts (Rights of Third Parties) Act 1999.  Notwithstanding the foregoing, under no circumstances shall any consent be required from any such member for the termination, rescission, amendment or variation of this Agreement, whether or not such termination, rescission, amendment or variation affects or extinguishes any such benefit or right.

33	Notices

33.1	A notice or other communication given under this Agreement (a Notice) shall be:

(a)	in writing;

(b)	in the English language; and

(c)	sent by the Permitted Method to the Notified Address.

33.2
Permitted Method means any of the methods set out in the first column below, the second column setting out the date on which a Notice given by such method shall be deemed to be given provided the Notice is properly addressed and sent in full to the Notified Address and subject always to clause 33.5:

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the relevant Notified Address if left before 5 pm on a Business Day, otherwise on the next Business Day
Courier	When the confirmation of receipt is issued or the courier has confirmed it has left the notice at the relevant Notified Address
E-mail
When sent to the Notified Address if sent before 5 pm on a Business Day, and otherwise on the next Business Day (unless the sender receives an automated notification of non‑delivery or rejection by the recipient’s e‑mail server, in which case the Notice shall be deemed not to have been given or received)

33.3	If a Notice is given by personal delivery or courier, it must be followed up with an email.

33.4	The notified address (Notified Address) of each of the parties is as set out below:

Name of party	Address	E-mail address	Marked for the attention of:
Initial Sponsor	Snow White Investments Limited, 5th Floor, 44 Esplanade, St Helier, Jersey JE1 3FG	nikoletta.fouska@latsco-fo.ch With a copy to: efgijpcdteam8204@efgwealthsolutions.com	Nikoletta Fouska
KP Investor	International Maritime Holdings AG, Bahnhofstrasse 7, 6300 Zug	harris.antoniou@codrus.ch With a copy to: abackos@abmgmtllc.com	Harris Antoniou
Other KP Investor	Codrus Capital AG, Bahnhofstrasse 7, 6300 Zug	harris.antoniou@codrus.ch With a copy to: abackos@abmgmtllc.com	Harris Antoniou
SA	Apollolaan 24, 1077BA Amsterdam, Netherlands	stephen.asplin@yahoo.com	Stephen Asplin
KK	Markou Botsari 30, 15237 Filothei, Greece	kkaramanis@gmail.com	Konstantinos Karamanis
The New Investor	c/o Costamare Shipping Company 60 Zephyrou Street, Athens, Greece S.A.	agabrielides@costamare.com With copy to: vmantzavinos@costamare.com	Anastassios Gabrielides
The Company	Neptune Maritime Leasing Limited, Whiteley Chambers, Don Street, St Helier, Jersey JE2 4TR	Neptune@highvern.com With copy to: harris.antoniou@neptuneleasing.com	James Bryant

or such other postal address, e-mail address or “marked for the attentionof” as a party may, by written notice to the other parties, substitute for its Notified Address set out above.

33.5	In order for any service on the Company to be effective, a copy thereof shall also be given to the other Shareholders.

34	Governing law

This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English law.

35	Jurisdiction

35.1	The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction, and that no other court is to have jurisdiction to:

(a)
determine any claim, dispute or difference arising under or in connection with this Agreement, any non-contractual obligations connected with it, or in connection with the negotiation, existence, legal validity, enforceability or termination of this Agreement, whether the alleged liability shall arise under the law of England or under the law of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts (Proceedings); and

(b)	grant interim remedies, or other provisional or protective relief.

35.2	Each party submits to the exclusive jurisdiction of the courts of England and Wales and accordingly any Proceedings may be brought against it or any of its respective assets in such courts.

36	Service of process

36.1
The KP Investor and the Other KP Investor each hereby irrevocably authorises and appoints Highvern UK Limited of Devonshire House, 60 Goswell Road, London, EC1 7AD to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.  The KP Investor and the Other KP Investor each agrees that:

(a)	failure by Highvern UK Limited to notify it of the process will not invalidate the proceedings concerned; and

(b)
if this appointment is terminated for any reason whatsoever, it will appoint a replacement agent having an office or place of business in England or Wales and will notify the other parties of this appointment.

36.2
The Company hereby irrevocably authorises and appoints Highvern UK Limited of Devonshire House, 60 Goswell Road, London, EC1 7AD to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.  The Company agrees that:

(a)	failure by Highvern UK Limited to notify it of the process will not invalidate the proceedings concerned; and

(b)
if this appointment is terminated for any reason whatsoever, it will appoint a replacement agent having an office or place of business in England or Wales and will notify the other parties of this appointment.

36.3
The Initial Sponsor hereby irrevocably authorises and appoints Latsco (London) Limited of 17 Duke of York Street, London, SW1Y 6LB to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.  The Initial Sponsor agrees that:

(a)	failure by Latsco (London) Limited to notify it of the process will not invalidate the proceedings concerned; and

(b)
if this appointment is terminated for any reason whatsoever, it will appoint a replacement agent having an office or place of business in England or Wales and will notify the other parties of this appointment.

36.4
SA hereby irrevocably authorises and appoints Highvern UK Limited of Devonshire House, 60 Goswell Road, London EC1 7AD, United Kingdom to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.  SA agrees that:

(a)	failure by Highvern UK Limited to notify it of the process will not invalidate the proceedings concerned; and

(b)
if this appointment is terminated for any reason whatsoever, it will appoint a replacement agent having an office or place of business in England or Wales and will notify the other parties of this appointment.

36.5
KK hereby irrevocably authorises and appoints Highvern UK Limited of Devonshire House, 60 Goswell Road, London EC1 7AD, United Kingdom to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement. KK agrees that:

(a)	failure by Highvern UK Limited to notify it of the process will not invalidate the proceedings concerned; and

(b)
if this appointment is terminated for any reason whatsoever, it will appoint a replacement agent having an office or place of business in England or Wales and will notify the other parties of this appointment.

36.6
The New Investor hereby irrevocably authorises and appoints Mr. Alan Ross, presently at 58 Mymms Drive, Brookmans Park, Hatfield, Hertfordshire, AL9 7AF, England, to accept on its behalf service of all legal process arising out of or in connection with any proceedings before the courts of England and Wales in connection with this Agreement.  The Initial Sponsor agrees that:

(a)	failure by Mr. Alan Ross to notify it of the process will not invalidate the proceedings concerned; and

(b)
if this appointment is terminated for any reason whatsoever, it will appoint a replacement agent having an office or place of business in England or Wales and will notify the other parties of this appointment.

37	Data Protection

For the purposes of the Data Protection (Jersey) Law 2018 as amended from time to time (the Data Protection Law), the Company shall be the data controller in respect of any personal data provided in respect of Shareholders and their respective representatives, directors, officers, agents or beneficial owners. Personal data shall be processed in accordance with the Privacy Notice set out in Schedule 7. The Privacy Notice sets out the purposes for which such personal data may be processed, the circumstances in which such data might be disclosed or transferred, Shareholders’ rights in respect of such data, as well as other matters.

This Agreement has been executed as a deed and it has been delivered on the date stated at the beginning of this Agreement.

Schedule 1
The Reserved Matters

Part 1
Class A Reserved Matters

1.
Any change in the Business, including launch of new product lines (other than the acquisition of ship loan portfolios in the secondary loan market or the lending to ship owning companies as a primary lender).

2.	Any use of the “Neptune” name outside the ordinary course of business of the Company.

3.
Any decision to terminate all or substantially all of the Business unless in the process of such termination the KP Investor receives an amount equal to its investment plus a return representing an IRR of at least ten per cent (10%) on the Other KP Investor’s investment in the Preferred Shares.

4.
Any decision to sell all or substantially all of the business or assets of the JV Group or enter into any other Exit Transaction (other than an IPO) unless the KP Investor would receive an amount equal to its investment plus a return representing an IRR of at least ten per cent (10%) on the Other KP Investor’s equity investment in the Preferred Shares.

5.
Any change in the Company’s jurisdiction or tax residency which materially and adversely affects the Swiss tax ruling obtained by and applicable to the Company, unless the New Investor has undertaken to compensate the affected Shareholders for such adverse effect.

6.
Any change in the accounting policies of a JV Group Company other than as required by law or in order to address Controlled Foreign Corporation issues relating to any of the New Investor’s shareholders (and in particular, but without limitation, Konstantinos Konstantakopoulos).

7.	Any material change to the Management Services Agreement or the termination of the Management Services Agreement by the Company other than in accordance with its terms.

8.
The entering into or amending an agreement, arrangement or transaction between the New Investor or its affiliates and a JV Group Company which is not on arm’s length terms (and for these purposes terms which are more beneficial to a JV Group Company than arm’s length terms will be deemed as being arm’s length terms).

Part 2
Class B Reserved Matters

1.	Any change in the common intention to obtain a profitable realization or valuation of the Shareholders’ respective shareholdings in the Company by way of an IPO.

2.
Any change in the Business, including launch of new product lines (other than the acquisition of ship loan portfolios in the secondary loan market or the lending to ship owning companies as a primary lender).

3.	Admission of any person other than the Initial Shareholders as a Shareholder.

4.
Any decision to terminate all or substantially all of the Business unless in the process of such termination the Initial Sponsor receives an amount equal to its investment plus a return representing an IRR of at least ten per cent (10%) on its investment in the Preferred Shares.

5.
Any decision to sell all or substantially all of the business or assets of the JV Group or enter into any other Exit Transaction (other than an IPO) unless the Initial Sponsor would receive an amount equal to its investment plus a return representing an IRR of at least ten per cent (10%) on its investment in the Preferred Shares.

6.
Any change in the Company’s jurisdiction or tax residency which adversely affects the tax position of the Initial Sponsor or its current ultimate beneficial owner as at the date of this Agreement (unless such ultimate beneficial owner has changed his or her tax residency since the date of this Agreement), unless the New Investor has undertaken to fully compensate the affected persons for such adverse effect.

7.
The entering into or amending an agreement, arrangement or transaction between the New Investor or its affiliates and a JV Group Company which is not on arm’s length terms (and for these purposes terms which are more beneficial to a JV Group Company than arm’s length terms will be deemed as being arm’s length terms).

8.
Any material change to the Management Services Agreement or the termination of the Management Services Agreement by the Company other than in accordance with its terms and/or entry into, material changes to and termination of any replacement management services agreement.

9.	Any change in the role of the Key Person such that the Key Person would for any reason cease to be substantially and actively involved in the provision by the Manager of the Management Services.

Part 3
Class C Reserved Matters

1.	Approval of the Annual Budget and Business Plan and any amendments thereto and any material deviation in the conduct of the Business from such Annual Budget and/or Business Plan.

2.
The creation of a permanent establishment by the Company in any jurisdiction outside Jersey or change of Company’s tax status, the jurisdiction in which the Company is tax resident or jurisdiction of organization.

3.	Any changes to the Articles or the adoption of new articles of the Company.

4.	Admission of any person other than the Initial Shareholders as a Shareholder.

5.
Any acquisition, sale or other alienation or transfer of ownership, possession or use of vessels and any financial arrangements or other transactions relating to the above, in each case entered into by any JV Group Company.

6.	Entering into, amending or terminating any loan or other financing agreements of any nature by any JV Group Company.

7.	Entering into, amending or terminating any material contracts, including without limitation vessel management agreements.

8.	Appointment or termination of appointment of the auditors of any JV Group Company.

9.	Any change in the accounting policies of any JV Group Company other than as required by law.

10.
Any changes to the Management Services Agreement, termination of the Management Services Agreement by the Company, and the giving of any consents or waiver of rights by the Company under the Management Services Agreement.

11.	The adoption or amendment or grant of rights under any incentive plan established by the Company.

Schedule 2
Preferred Shareholders Reserved Matters

1.	Authorising issue of any Shares, or securities convertible into Shares to any person.

2.
Any Exit Transaction that would result in the Preferred Shareholders receiving a return on their Preferred Shares (which when aggregated with prior returns) in an amount less than an amount equal to its investment plus an amount representing an IRR on their Capital Contributions actually made of seven percent (7%), it being understood that an Exit Transaction which would result in holders of Preferred Shares owning Ordinary Shares or receiving a return (which when aggregated with prior returns) in an amount equal to or more than an amount equal to its investment plus and amount representing an IRR on their Capital Contributions of seven percent (7%) and any actions related to such an Exit Transaction shall not constitute a Preferred Shareholders Reserved Matter.

3.	Effecting any merger or consolidation of the Company with any other entity, of any form.

4.
Amending, altering or repealing any of the provisions of the Articles in any manner which materially and adversely could affect the preferences, privileges, restrictions or other rights of the Preferred Shares including for the avoidance of doubt any extension of the Conversion Date.

5.	Entry into, amendment or termination, of any agreement or transaction with the Key Person and/or KP Investor and/or the Other KP Investor or any of their respective affiliates.

6.	Changing the Company’s tax status or jurisdiction of organization.

7.	Cessation of business or winding up of the Company otherwise than as required by law or as contemplated pursuant to clause 17.5.

For the purpose of Schedule 1 and this Schedule 2, where an IRR is to be determined with respect to any Shareholder as of any date, it shall be computed using the XIRR function in Microsoft Excel as follows:

(a)
for this calculation the aggregate amount of Capital Contributions made to the Company by such Preferred Shareholder before, on or after the date of this Agreement shall be considered outflows (and have a negative sign in the Microsoft Excel spreadsheet);

(b)	the date of outflows shall be the date of receipt of such Capital Contributions by the Company;

(c)
for this calculation , without duplication, all distributions received by such Preferred Shareholder pursuant to this Agreement shall be considered inflows (and have a positive sign in the Microsoft Excel spreadsheet), including all Preferred Dividend payments and return of capital distributions received by such Preferred Shareholder pursuant to the Articles, in each case in respect of such Preferred Shareholder’s Shares (including for the avoidance of doubt, its Ordinary Shares);

(d)	the dates of inflows shall be the dates of receipt of such distributions from the Company by such Preferred Shareholder in respect of such Shareholder’s Shares;

(e)	if any Share is transferred in accordance with the terms of this Agreement, then, for purposes of calculating the IRR:

(i)
the transferee shall be deemed to have made the Capital Contributions made by the transferor to the Company and received the distributions received by the transferor from the Company (as of the date(s) such Capital Contribution(s) or distribution(s) were initially made or received) or, in the case of a transfer of less than the transferor’s entire Shares, a portion of such Capital Contributions pro rata to the number of Shares actually transferred; and

(ii)	the transferor shall be deemed not to have made such Capital Contributions and not to have received such distributions.

Schedule 3
Deed of Adherence

THIS DEED OF ADHERENCE is made on

BY:

[insert name of New Shareholder] of [insert address of New Shareholder] (the New Shareholder) in favour of the persons whose names are set out in the Schedule to this deed and is supplemental to the Second Amended and Restated Subscription and Shareholders’ Agreement dated [•] 202[5] between Neptune Maritime Leasing Limited (the Company), Snow White Investments Limited, Costamare Inc., Codrus Capital A.G., the Individual Investors (as defined therein) and International Maritime Holdings A.G. (the Agreement).  Terms defined in the Agreement shall have the same meaning herein.

THE NEW SHAREHOLDER AGREES AS FOLLOWS:

1.
The New Shareholder confirms that it has read a copy of the Agreement and covenants with each other Shareholder and the Company to perform and be bound by all the terms of the Agreement as if the New Shareholder were named in the Agreement as [and A Shareholder/B Shareholder/C Shareholder [and] a Preferred Shareholder]*.

2.	This deed is governed by English law.

[Include jurisdiction clause and agent for service clause in appropriate circumstances.]

IN WITNESS whereof this deed has been executed by the New Shareholder and is intended to be and is hereby delivered on the date first above written.

[*Delete as applicable]

EXECUTED as a DEED by [insert name of New Shareholder] in the presence of:	) ) ) )

Signature

Name

Address

Occupation

Schedule 4
Fair Market Value

1.	This Schedule shall apply in relation to the determination of Fair Market Value pursuant to this Agreement.

2.
The Fair Market Value shall be determined in accordance with this Schedule 4 by the Athens office of such of Ernst & Young, KPMG, Deloitte or PricewaterhouseCoopers or by Morgan Stanley investment bank as is in the case where determination of the Fair Market Value is required as a result of the operation of:

(a)	clause 17 (Compulsory transfer), selected and appointed by the Exercising Non-Defaulting Party holding the largest number of votes attaching to Ordinary Shares; and

(b)
clause 11 (Deadlock provisions) as agreed between the New Investor and the Blocking Shareholder or if no such agreement is reached within 15 Business Days of the relevant Deadlock Transfer Notice then each of the New Investor and the Blocking Shareholder shall appoint one of the organisations mentioned above as it may choose (in which case the provisions of this Schedule 4 shall be deemed to be modified so as to apply equally to both such valuers with the Fair Market Value being the average of the two valuations and with each appointing Shareholder bearing the costs of the valuer it has appointed), provided in either such case such company or firm does not have a significant relationship with the Exercising Non-Defaulting Party/Blocking Shareholder or the New Investor (as applicable) or their respective affiliates which might give rise to a conflict of interest.

3.
The relevant Shareholders shall enter into an appropriate form of appointment of the accounting firm or investment bank as so selected (in either case, the Valuer) as soon as reasonably practicable (and in any event within 30 days) following the determination in accordance with paragraph 2 of this Schedule 4 and shall act reasonably in agreeing the terms and conditions of such appointment, including in respect of fees (which shall be borne by: (a) the Defaulting Shareholder in the case of the operation of clause 17 (Compulsory transfer); and (b) the relevant Shareholders in equal amounts in the case of the operation of clause 11 (Deadlock provisions)) and any exclusions and limitations of liability where it can be reasonably demonstrated that such terms and conditions reflect market standard provisions for such appointments.

4.	The Valuer shall be instructed to certify in writing, within 20 Business Days of its appointment, the Fair Market Value of the relevant class (or classes) of Share.

5.
The Valuer shall determine the Fair Market Value of the relevant Shares on the following assumptions and bases (for the avoidance of doubt, excluding always any intangible asset of any kind such as goodwill, trademarks, etc.):

(a)	valuing the Shares to be sold on the basis of:

(i)	the Net Present Value of the Company; plus

(ii)	in respect of any other JV Group Company, the Net Present Value of such JV Group Company taking into account the participation percentage of the Company to such JV Group Company; plus

(iii)
the value of the relevant JV Group Company’s tangible assets (including, but not limited to, real estate and cash) as long as they are not included in the Net Present Value of that JV Group Company; less

(iv)	any liabilities of the relevant JV Group Company as long as they are not included in the Net Present Value of that JV Group Company;

(b)	that the Shares to be sold are capable of being transferred without restriction;

(c)
valuing the relevant Shares to be sold as a rateable proportion of the total value of all the issued Shares of that class without any premium or discount being attributed to the percentage of the issued Shares of that class which they represent;

(d)
save where the Company has ceased to carry on business as a going concern, the determination of the Fair Market Value shall be on the basis that the Company is (and the Subsidiaries, if any, are) carrying on business as a going concern (for the avoidance of doubt, the Valuer(s) shall always take into account contracted revenues only), and will continue to do so;

(e)
if relevant, there shall be taken into account any loss, damages and costs suffered or incurred or to be suffered or incurred by the Company or any other JV Group Company as a result of the occurrence of the Event of Default which resulted in a Compulsory Transfer Notice being served;

(f)	the Fair Market Value shall be determined as at the date of the Compulsory Transfer Notice;

(g)	the Valuer shall determine the Fair Market Value using the discounted cash flow model valuation methodology;

(h)
the Valuer may consult with (or obtain valuations from) such valuers or other professionals as it shall see fit prior to making its determination, provided that the fees of such other valuers or other professionals have been agreed in advance by the Exercising Non-Defaulting Party or, as the case may be, the New Investor and/or the Blocking Shareholder appointing and selecting the Valuer (such fees shall be borne by the Shareholders as provided above in this Schedule 4 and, for the avoidance of doubt, in the event that a Valuer is appointed by each of the New Investor and the Blocking Shareholder, each one will pay for the fees of such other valuers or other professionals appointed by the Valuer appointed by it);

(i)	the Valuer shall be deemed to be acting as an expert and not as an arbitrator and its decision shall, in the absence of fraud or manifest error, be final and binding on the Parties;

(j)	the Parties shall procure that there is made available to the Valuer such information relating to the JV Group as it may reasonably require in order to determine the Fair Market Value;

(k)	each of the Shareholders shall be entitled to make written representations and cross representations to the Valuer, which representations shall be copied to the other Shareholders;

(l)	the Valuer’s determination shall include a determination of the Transfer Price, as well as the Fair Market Value; and

(m)	a copy of the Valuer’s determination of the Fair Market Value, and of the Transfer Price, shall be provided to the Shareholders.

6.	If any difficulty arises in applying any of these assumptions or bases then the Valuer shall resolve that difficulty in such manner as it/they shall in its absolute discretion think fit.

Net Present Value means, in relation a JV Group Company, the contracted revenues less the expenses incurred in relation to such contracted revenues (such net figure discounted at a rate to be determined by the Valuer in accordance with Schedule 4), in each case, of that JV Group Company.

Schedule 5
Completion of sale and purchase of Shares

1.	Any sale of Shares from one Shareholder (the Seller) to another Shareholder or the Company (the Buyer) pursuant to this Agreement shall be completed in accordance with this Schedule 5.

2.	At completion of any sale referred to in clause 17, the following shall take place, save where any requirement on one party has been waived by the other party the Seller shall:

(a)
deliver or cause to be delivered to the Buyer (or as it may direct) a duly executed transfer or transfers in favour of the Buyer (or as it may direct) in respect of the Shares held by the Seller, accompanied by the relevant share certificates or other documents of title and any power of attorney or other authority under which such transfer or transfers have been executed, together with a power of attorney in a form and in favour of a person nominated by the Buyer enabling the Buyer, pending registration, to exercise all rights of ownership in relation to the Shares held by the Seller, including voting rights;

(b)	if applicable, procure the resignation of all its appointees to the Board such resignations to take effect without any liabilities on the Company on any grounds; and

(c)
do all such other things and execute all such other documents as the Buyer may reasonably require to give effect to the sale and purchase of the relevant Shares and the other matters described in this Schedule 5.

3.
The Buyer shall pay to the Seller (or as it may direct) by electronic funds transfer to the account notified by the Seller to the Buyer the purchase price for such Shares as determined in accordance with this Agreement.

4.
If the Seller fails or refuses to transfer any Shares in accordance with this Schedule 5 the Buyer may serve a default notice.  Within two Business Days of service of such default notice (unless such non‑compliance has previously been remedied to the reasonable satisfaction of the Buyer), the Seller shall cease to exercise any of its powers or rights in relation to management of, and participation in the profits of, the Company under this Agreement, the Articles or otherwise. The Directors appointed by the Seller (or its predecessor in title) shall not:

(a)	be entitled to vote at any Board Meeting;

(b)	be required to attend any meeting of Directors in order to constitute a quorum; or

(c)	be entitled to receive or request any information from the Company.

5.
Each of the Buyer and Seller appoints the other (or any Director or Directors appointed by that other) irrevocably and by way of security for the performance of the appointor’s obligations under this Schedule 5 and as the appointor’s attorney or attorneys, to execute any document necessary to give effect to this Schedule 5.  Each Buyer or Seller undertakes to ratify whatever any attorney shall lawfully do or cause to be done in accordance with such power of attorney and to pay to the attorney on demand an amount equal to all Losses which the attorney may suffer or incur as a result of the lawful exercise by him of the powers conferred under such power of attorney.

6.
If the Seller complies with its obligations under this Schedule 5 but the Buyer fails to pay to the Seller the amounts it is obliged to pay on the stipulated completion date then such monies shall bear interest at the Default Interest Rate.

Schedule 6
Form of Call Notice

[Letterhead of the Company or Manager]

[Date]

To:	[Shareholder]

[Address]

For the attention of: [Shareholder’s Contact]

Dear Sirs

Neptune Maritime Leasing Limited:  Notice of Call

We refer to the Second Amended and Restated Subscription and Shareholders Agreement dated [•] 202[5] between Neptune Maritime Leasing Limited (the Company), Snow White Investments Limited, Costamare Inc., the Individual Investors (as defined therein), International Maritime Holdings A.G. and Codrus Capital AG relating to the Company (the Subscription and Shareholders Agreement). Terms defined in the Subscription and Shareholders Agreement have the same meaning in this Notice.

[For the purpose of this letter we are acting on behalf of the Company pursuant to clause 6.2 of the Subscription and Shareholder Agreement.] We hereby give you notice pursuant to clause 6 of the Subscription and Shareholders Agreement that you are required to make the following subscription for Preferred Shares and [B][C] Shares in accordance with clause 6 of the Subscription and Shareholders Agreement:

Currency:	US dollars

Class of Shares:	Preferred Shares

Subscription price per Preferred Share called:	US$[•]

Total number of Preferred Shares to be subscribed pursuant to this Call:	[•]

[Total number of [B][C] Shares to be subscribed pursuant to this Call (for US$1 in total):]	[•]

[Aggregate number of A Shares to be issued to the KP Investor (for US$1 in total):][1]	[[•]]

Capital Contribution Date:	[•]

Escrow Account Details:

Bank Account Name:

Account Number:

Method of payment:

1 Bracketed text to be deleted for Preferred Shareholders who are not entitled to receive Ordinary Shares.

For and on behalf of Neptune Maritime Leasing Limited:

Signatory:

Schedule 7
Privacy Notice

This privacy notice explains the manner in which the Company collects, processes and maintains personal data about you pursuant to the Data Protection Law.

You should review this notice carefully as it contains information about the treatment of your personal data and your rights under the Data Protection Law.

Interpretation: For the purposes of this privacy notice: (i) Data Protection Law means any applicable law from time to time relating to the processing of personal data and/or privacy, including the Data Protection (Jersey) Law 2018, as amended from time to time and the General Data Protection Regulation (EU) 2016/679 (ii) data controller, data processor, data subject, personal data, and processing shall have the meanings given to them under the Data Protection Law, (iii) we, us or our means the Company, in its capacity as data controller and/or data processor (as applicable) of the personal data, and (iv) you or your means the subscriber for Shares in the Company and includes any person owning or controlling the subscriber, having a beneficial interest in the subscriber, or for whom the subscriber is acting as agent or nominee.

Sources of personal data: The Company collects personal data (including identifiers such as names, date of birth, gender, addresses, nationalities, tax identification numbers, and financial and investment qualifications, bank details and telephone/mobile numbers) about subscribers mainly through the following sources:

(a)
subscription forms, investor questionnaires and other information provided by the subscriber in writing (including any anti-money laundering, identification, and verification documentation), in person, by telephone (which may be recorded), electronically or by any other means;

(b)	transactions within the Company, including account balances, investments, distributions, payments and withdrawals;

(c)	information captured on our website, including registration information and any information captured via cookies, and

(d)
we may also collect personal data relating to you from credit reference agencies and available public databases or data sources, such as news outlets, websites and other media sources and international sanctions lists.

Purposes: The storage, processing and use of personal data will take place for the following purposes:

Where the processing is necessary for compliance with a legal obligation to which the Company is subject to comply with in-house procedures and statutory/regulatory requirements applicable to the Company (including under FATCA, CRS, AML legislation and customer due diligence verification purposes).

Where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contract steps at your request

(a)	to manage or administer your commitments and/or interests and any related accounts on an ongoing basis;

(b)	to administer and operate the Company;

(c)
to verify the identity of the Company in connection with any actual or proposed investments of the Company and/or for any purpose which the Company considers is necessary or desirable to further the interests of the Company;

(d)	risk management and risk controlling purposes relating to the Company or any entity in the same group as the Company.

Where the processing is necessary in order to pursue the Company’s or a third party’s legitimate interests

(a)	for direct marketing purposes;

(b)	to help detect, prevent, investigate, and prosecute fraud and/or other criminal activity, and share this data with our legal, compliance, risk and managerial staff to assess suspicious activities;

(c)	to investigate and respond to any complaints about us and to help maintain service quality and train staff to deal with complaints and disputes.

Where you consent to the processing of personal data

(a)	for any other specific purpose to which you have given specific consent.

As a data controller, we will only use your personal data for the purposes for which we collected it, unless we reasonably consider that we need to use it for another reason and that reason is compatible with the original purpose. If we need to use your personal data for an unrelated purpose, we will notify you and we will explain the legal basis which allows us to do so.

Automated decision-making

We do not envisage that any decisions will be taken about you using fully automated means, however we will notify you in writing if this position changes.

Disclosure of personal data: Any disclosure of personal data shall be in accordance with the obligations of the disclosing party under the Data Protection Law. Further:

(a)
where you have notified us of your adviser, the personal information provided may be shared with such adviser. You must notify us in writing if you no longer wish us to share your personal information with your adviser or of any change to your adviser. Your adviser should have its own arrangements with you about its use of your personal information;

(b)
we may share your personal information with companies or other entities or persons affiliated with the Company and any third party to whom the Company may delegate or may appoint as service provider in respect of certain functions in relation to the Company which may include an auditor, administrator, registrar, distributor and/or other fund service providers (Processors) for the purposes set out in this Privacy Notice;

(c)
if we undergo a group reorganization or are sold to a third party, the personal information provided to us may be transferred to that reorganized entity or third party and used for the purposes highlighted above;

(d)
in the course of the processing of personal data such personal data may be transferred to Processors situated or operating in countries outside of Jersey and the European Economic Area, and such countries may not have data protection laws equivalent to those in Jersey and the EEA. The Company will, where required to do so by law or where it considers appropriate, implement contracts which seek to ensure that any such entity is contractually bound to provide an adequate level of protection in respect of the personal data transferred to it and that any such transfer complies with the requirements of the Data Protection Law.

Subscriber rights: you have the right to:

(a)	access your personal data;

(b)	correct your personal data where it is inaccurate or incomplete;

(c)	restrict under certain circumstances the further processing of your personal data;

(d)	ask for erasure of your personal data under certain circumstances;

(e)	object to the use of your personal data (including for direct marketing purposes);

(f)	ask for personal data portability under certain circumstances.

Further, you may at your discretion refuse to communicate personal data to the Company or object to some processing of your personal data. There are, however, situations where the Company can refuse to comply with such a request.  For example, where it is subject to a legal or contractual obligation to process the data.  In this case, however, there may be implications in respect of your holding in the Company until such time as the requisite data has been provided.

Where the processing is based on consent, the withdrawal of consent shall not affect the lawfulness of processing for other reasons and based on other grounds where this is permitted under applicable law.

Exercise of rights: You may exercise your rights by writing to the Company at the following e-mail address: neptune@highvern.com (with copy to dataofficer@neptuneleasing.com).

Complaints: Should you have any unresolved complaints in relation to the retention or processing of personal data, you may lodge a complaint with the Data Protection Authority in Jersey: Tel +44 (0)1534 716530 or at www.jerseyoic.org.

Retention of Personal Data: The personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing, subject to any limitation periods provided by law.

Changes to Privacy Notice: The Company reserves the right to update this Privacy Notice at any time, and will ensure that any update to this privacy notice is made available. We encourage you to regularly review this and any updated Privacy Notice to ensure that you are always aware of how personal data is collected, used, stored and disclosed. We may also notify you in other ways from time to time about the processing of your personal data.

For and on behalf of	)	/s/ James Bryant

Neptune Maritime Leasing Limited	)	James Bryant

Execution page of Amended and Restated Subscription and Shareholders’ Agreement

Executed as a deed by SNOW WHITE

INVESTMENTS LIMITED acting by		/s/ Linda Murphy Sharon Burrows

Linda Murphy Sharon Burrows	For and behalf of EFG Trust Company Limited, the director, as authorised signatories.	Director

in the presence of:

/s/ Luisa Ybert

Witness name:	Luisa Ybert

Witness address:	44 Esplanade, St Heiler

Jersey, JE13FG

Witness occupation:	Assistant Manager

Executed as a deed by INTERNATIONAL

MARITIME HOLDINGS A.G acting by		/s/ Charalampos Antoniou

Charalampos Antoniou	, a director,	Director

in the presence of:

/s/ Kalliopi Makri-Antoniou

Witness name:	Kalliopi Makri

Witness address:	Bernoldweg, 14, 6300 Zug, Switzerland

Witness occupation:	Investment Director

Execution page of Amended and Restated Subscription and Shareholders’ Agreement

Executed as a deed by CODRUS

CAPITAL A.G acting by		/s/ Kalliopi Makri-Antoniou

Kalliopi Makri-Antoniou	, a director,	Director

in the presence of:

/s/ Charalampos Antoniou

Witness name:	Charalampos Antoniou

Witness address:	Bernoldweg, 14, 6300 Zug, Switzerland

Witness occupation:	Private Investor

Executed as a deed by COSTAMARE INC.

acting by		/s/ Gregory Zikos

Gregory Zikos	, a director,	Director

in the presence of:

/s/ Christos Magklaras

Witness name:	Christos Magklaras

Witness address:	60 Zaphyrou Street, Athens, Greece

Witness occupation:	Solicitor

Execution page of Amended and Restated Subscription and Shareholders’ Agreement

Executed as a deed by STEPHEN ASPLIN

/s/ Stephen Asplin

in the presence of:

/s/ Andreas Gelfort

Witness name:	Andreas Gelfort

Witness address:	Valeriusstraat 44h

1071 MK Amsterdam

Witness occupation:	Senior Consultant

Executed as a deed by KONSTANTINOS KARAMANIS

/s/ Konstantinos Karamanis

in the presence of:

/s/ Elena Gryllaki Karamanis

Witness name:	Elena Gryllaki Karamanis

Witness address:	Markou Botsari 30, 15237 Athens Greece

Witness occupation:	N/A

Execution page of Amended and Restated Subscription and Shareholders’ Agreement

Executed as a deed by NEPTUNE MARITIME LEASING LIMITED acting by,

/s/ James Bryant

James Bryant	, a director,	Director

in the presence of:

/s/ Kitty Fletcher

Witness name:	Kitty Fletcher

Witness address:	Whiteley Chambers, Don Street,

St Helier, Jersey, JE2 4TR

Witness occupation:	Senior Fund Administrator